EXHIBIT 10.1

ASSET PURCHASE AGREEMENT
BY AND BETWEEN
AIP/FASTENERS LLC
AND
ANIXTER INC.
DATED AS OF
FEBRUARY 11, 2015

-ii-

(Continued)

4.19 Environment	40
4.20 ERISA Compliance; Related Matters	41
4.21 Customers and Suppliers	42
4.22 Foreign Corrupt Practices Act; Ethical Practices	42
4.23 Export Control Laws and Customs Laws	43
4.24 Accounts Receivable	43
4.25 Acquired Inventory	44
4.26 Product Warranty and Product Liability	44
4.27 No Other Representations or Warranties	44

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE BUYER	45
5.1 Right; Power; Authority; Action	45
5.2 Binding Agreements; Due Execution	45
5.3 No Conflict	46
5.4 Litigation; Compliance with Law	46
5.5 Brokerage or Commissions	46
5.6 Debt Financing	47
5.7 Equity Commitment Letter	48
5.8 Ownership	48
5.9 Solvency	48
5.10 No Other Representations or Warranties	48

ARTICLE 6 COVENANTS	48
6.1 Interim Operations of the Company	48
6.2 Access	50
6.3 Competition Filings	51
6.4 Required Consents	52
6.5 Further Actions	53
6.6 Employee Matters	53
6.7 Supplements to Disclosure Schedules	58
6.8 Debt Financing	58
6.9 Excluded Intellectual Property	62
6.10 Non-Competition and Non-Solicitation	62
6.11 Data Center	63
6.12 Local Market Agreements	63
6.13 Software License	64
6.14 Designation of Acquired Leases and Sublease Agreements	64

ARTICLE 7 CERTAIN TAX MATTERS	65
7.1 Apportionment; Transfer Taxes; and Cooperation	65
7.2 Purchase Price Allocation	66

-iii-

(Continued)

ARTICLE 8 CONDITIONS TO THE OBLIGATIONS OF THE BUYER	67
8.1 Accuracy of Representations and Warranties; Compliance with Obligations	67
8.2 Deliveries of the Seller	67
8.3 Consents	68
8.4 Resolutions	68
8.5 No Contrary Proceedings	68
8.6 Expiration of Waiting Periods	69
8.7 IT Closing Conditions	69

ARTICLE 9 CONDITIONS TO THE OBLIGATIONS OF THE SELLER	69
9.1 Accuracy of Representations and Warranties and Compliance with Obligations	69
9.2 Purchase Price; Closing Adjustment	70
9.3 Deliveries of the Buyer	70
9.4 Consents	70
9.5 Resolutions	70
9.6 No Contrary Proceedings	71
9.7 Expiration of Waiting Periods	71
9.8 Settlement of UK HMH Plan	71

ARTICLE 10 INDEMNIFICATION	71
10.1 Indemnification Generally	71
10.2 Survival	72
10.3 Limitations	72
10.4 Indemnification Procedures	75
10.5 Adjustment to the Purchase Price	76

ARTICLE 11 TERMINATION OF AGREEMENT	77
11.1 Right to Terminate	77
11.2 Effect of Termination	78
11.3 Termination Fee	78
11.4 Deferred French Closing Termination	78

ARTICLE 12 MISCELLANEOUS PROVISIONS	78
12.1 Public Announcements	78
12.2 Notices	79
12.3 Rights Confined to Parties	80
12.4 Entire Agreement	80
12.5 Successors and Assigns	80
12.6 Severability	80
12.7 Effect of Headings	80
12.8 Governing Law; Jurisdiction	80

-iv-

(Continued)

12.9 Amendments	81
12.10 Time of Essence	81
12.11 Waivers	81
12.12 Counterparts	82
12.13 Costs	82
12.14 Agreement to Negotiate and Mediate	82
12.15 Specific Performance	83
12.16 Disclosure Schedules	83
12.17 No Recourse; Waiver of Claims	84
12.18 Waiver of Jury Trial	84

EXHIBITS

Exhibit A Bill of Sale and Assignment and Assumption Agreement
Exhibit B Transition Services Agreement
Exhibit C Equity Commitment Letter
Exhibit D Local Market Agreement Term Sheet

SCHEDULES

Schedule 1.1(a) Accounts Payable; Accrued Expenses
Schedule 1.1(b) Agreed Valuation Principles
Schedule 1.1(c) ARD Employees
Schedule 1.1(d) Buyer Knowledge Schedule
Schedule 1.1(e) Seller Knowledge Schedule
Schedule 1.1(f) Permitted Encumbrances
Schedule 1.1(g) Selling Affiliates
Schedule 2.1(c) Acquired Tangible Personal Property
Schedule 2.1(d) Business Leases
Schedule 2.1(f) Assumed Purchase Orders
Schedule 2.1(n) Other Assets; Data Center Assets
Schedule 2.2(c) Excluded Contracts
Schedule 2.2(l) Excluded Licenses and Proprietary Applications
Schedule 2.2(m) Other Excluded Assets
Schedule 4.1 Right; Power; Authority; Action
Schedule 4.2 Binding Agreements; Due Execution
Schedule 4.3 No Conflict
Schedule 4.4 Financial Statements
Schedule 4.5 Absence of Changes
Schedule 4.6 Taxes
Schedule 4.7 Absence of Undisclosed Liabilities
Schedule 4.8 Intellectual Property

-v-

(Continued)

Schedule 4.9 Insurance
Schedule 4.10 Real Property
Schedule 4.11 Tangible Personal Property
Schedule 4.12 Sufficiency of Assets
Schedule 4.13 Material Contracts
Schedule 4.14 Affiliate Agreements
Schedule 4.15 Licenses
Schedule 4.16 Employees
Schedule 4.17 Litigation; Compliance with Law
Schedule 4.17(a) Orders
Schedule 4.18 Brokerage or Commissions
Schedule 4.19 Environment
Schedule 4.20 ERISA Compliance; Related Matters
Schedule 4.21 Customers and Suppliers
Schedule 4.22 Foreign Corrupt Practices Act; Ethical Practices
Schedule 4.23 Export Control Laws and Customs Laws
Schedule 4.24 Accounts Receivable
Schedule 4.25 Acquired Inventory
Schedule 4.26 Product Warranty and Product Liability
Schedule 6.1 Interim Operations of the Company
Schedule 6.1(e) New Business Employees
Schedule 6.10(a) Non-Competition and Non-Solicitation; Permitted Activities
Schedule 6.10(b) Non-Competition and Non-Solicitation; Employees
Schedule 6.11(a) Data Center
Schedule 6.11(b) Business Employees Providing IT Services
Schedule 6.11(a) Performance Criteria; Data Center Acceptance Date
Schedule 6.13 Licensed Software
Schedule 7.2(a) Allocation Percentages of Preliminary Purchase Price
Schedule 8.3 Required Consents
Schedule 8.7(a) Cloned System Closing Condition
Schedule 8.7(b) Disaster Recovery Closing Condition

-vi-

THIS ASSET PURCHASE AGREEMENT dated as of February 11, 2015 is entered into by and between:
(1)ANIXTER INC., a Delaware corporation (the “Seller”); and
(2)AIP/FASTENERS LLC, a Delaware limited liability company (the “Buyer” and, collectively with the Seller, the “Parties” and each a “Party”).
W I T N E S S E T H
WHEREAS, the Seller and the Selling Affiliates (collectively, the “Selling Group”) are engaged, through the Seller’s OEM Supply – Fasteners business segment, in the business of distributing and manufacturing fastener hardware and components to or for original equipment manufacturers, subcontractors of such manufacturers, maintenance and repair organizations and distributors of such fastener hardware and components (collectively, the “Business”);
WHEREAS, the Seller desires to sell or cause to be sold to the Buyer and the Buyer desires to purchase or cause to be purchased all, but not less than all, of the Acquired Assets and assume all, but not less than all, of the Assumed Liabilities on the terms and conditions set forth herein; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions.
NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
1.1    Definitions. Capitalized terms used but not defined elsewhere in this Agreement have the following meanings:
“Accounting Firm” has the meaning set forth in Section 3.3(b);
“Accounting Month End” means, for any given month, the date on which such month ends for the Seller’s accounting or financial reporting purposes;
“Accounts Payable” means all accounts payable (other than intercompany payables) that result solely from the operations of the Selling Group with respect to the Business in the ordinary course of business, calculated in a manner consistent with the Selling Group’s past practice, as set forth in Schedule 1.1(a);
“Accounts Receivable” means all trade accounts receivable, notes receivables and other rights to payment that result solely from the operations of the Selling Group with respect to the Business (other than intercompany receivables), net of any doubtful accounts determined in the ordinary course of business; provided that all Tax (other than VAT) and related assets shall be excluded from Accounts Receivable;
“Accrued Expenses” means all accrued expenses that result solely from the operations of the Selling Group with respect to the Business in the ordinary course of business, calculated in a manner consistent with the Selling Group’s past practice, as set forth in Schedule 1.1(a);
“Acquired Assets” has the meaning set forth in Section 2.1;
“Acquired Intellectual Property” has the meaning set forth in Section 2.1(b);
“Acquired Inventory” has the meaning set forth in Section 2.1(a);
“Acquired Leased Real Property” has the meaning set forth in Section 2.1(d);
“Acquired Leasehold Improvements” has the meaning set forth in Section 2.1(d);
“Acquired Leases” has the meaning set forth in Section 2.1(d);
“Acquired Tangible Personal Property” has the meaning set forth in Section 2.1(c);
“Adjustment Value” means, as of any given time, an amount equal to (a) the value of certain specified assets of the Business set forth in Schedule 1.1(a) minus (b) the value of certain specified Liabilities of the Business set forth in Schedule 1.1(a), in each case, as calculated in accordance with GAAP in a manner consistent with the Agreed Valuation Principles;
“Affiliate” means a Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person;
“Affiliate Agreement” means any Contract between any member of the Selling Group, on the one hand, and any Affiliate of any member of the Selling Group, on the other hand, that binds or affects the Acquired Assets;
“Agreed Valuation Principles” means the accounting principles set forth in Schedule 1.1(b);
“Agreement” means this Asset Purchase Agreement, including all Schedules and Exhibits hereto;
“Alternate Financing” has the meaning set forth in Section 6.8(b);
“Apportioned Obligations” has the meaning set forth in Section 7.1(a);
“ARD Employee” means any Business Employee in, or whose employment is governed by the Laws of, any jurisdiction in which the Transfer Regulations apply to the Transactions and whose name is set forth on Schedule 1.1(c) (as may be supplemented from time to time prior to the Closing to reflect any New Business Employee or any changes to Schedule 4.16(a)(i));
“Assumed Contracts” has the meaning set forth in Section 2.1(h);

“Assumed Liabilities” has the meaning set forth in Section 2.3;
“Assumed Purchase Orders” has the meaning set forth in Section 2.1(f);
“Base Cap” has the meaning set forth in Section 10.3(d);
“Bill of Sale and Assignment and Assumption Agreement” means one or more bills of sale and assignment and assumption agreements (including, to the extent required by a landlord, or reasonably requested by the Buyer, one or more separate assignment and assumption of leases with respect to one or more individual Acquired Leases), with respect to the Acquired Assets and the Assumed Liabilities of the Selling Group, in substantially the form(s) attached hereto as Exhibit A or in such other form(s) as agreed between the Parties in order to facilitate local regulatory approval, registration or transfer procedures required by applicable Laws;
“Books and Records” means all records, invoices and other documents and information exclusively related to, or necessary in the ordinary course for the ownership of, the Acquired Assets and/or operation of the Business, but, for the avoidance of doubt, excluding any Excluded Assets;
“Business” has the meaning set forth above in the Recitals;
“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the City of Chicago, Illinois, New York, New York or London, England are authorized or obligated by law or executive order to close;
“Business Employee” means any person employed in, or assigned, other than on a temporary basis (except in Mexico), to the Business and who is set forth on Schedule 4.16(a)(i); provided, however, that upon employment by a member of the Selling Group, a New Business Employee will be deemed to be a Business Employee for all purposes of this Agreement; provided, further, that Schedule 4.16(a)(i) may be amended, updated and supplemented after the date hereof but in no event later than 30 Business Days prior to Closing to reflect any changes required by any labor unions or works councils, subject to prior review and consultation by the Buyer, or as reasonably determined by both the Seller and the Buyer;
“Business Lease” means the leases set forth on Schedule 2.1(d), collectively representing (a) the Acquired Leases and (b) the real property leases or subleases between the Seller or any member of the Selling Group and an owner, landlord, lessee or sublessee, all or part of which Leased Real Property and related Leasehold Improvements shall be the subject of a Sublease Agreement, in each case as designated by the Seller in accordance with Section 6.14;
“Buyer” has the meaning set forth above in the Preamble;
“Buyer Indemnitees” has the meaning set forth in Section 10.1(a);
“Buyer Losses” has the meaning set forth in Section 10.1(a);
“Buying Affiliates” means UK Buyer and one or more direct or indirect, wholly-owned subsidiaries of the Buyer or UK Buyer that the Buyer or UK Buyer, as the case may be, subject to and in accordance with the provisions of this Agreement, will cause to purchase the Acquired Assets, the names of which and the corresponding assets to be bought by which, are set forth on the Buying Affiliate Schedule;
“Capital Lease Obligations” means, with respect to any Person, for any applicable period, the obligations of such Person that are permitted or required to be classified and accounted for as capital obligations under GAAP, and the amount of such obligations at any date will be the capitalized amount of such obligations at such date determined in accordance with GAAP;
“Cash” means, as at the time being measured, all cash and cash equivalents, bank deposits, deposits in transit, investment accounts, lockboxes, certificates of deposit, bank accounts, marketable securities and liquid short-term investments determined in accordance with GAAP consistent with past practice, expressed in Dollars; provided, however, that with respect to any of the foregoing that are denominated in a currency other than Dollars, such items should be calculated, consistent with past practice, based on the relevant currency exchange rate in effect at 8:00 a.m. local time in Chicago, Illinois on such date on www.xe.com; provided further that Cash will be net of outstanding checks;
“Claim Notice” has the meaning set forth in Section 10.4(a);
“Cloned System Closing Condition” has the meaning set forth in Section 8.7;
“Closing” has the meaning set forth in Section 3.5(a)
“Closing Adjustment” has the meaning set forth in Section 3.2(b);
“Closing Adjustment Value” has the meaning set forth in Section 3.3(a).
“Closing Date” has the meaning set forth in Section 3.5(a);
“COBRA” has the meaning set forth in Section 4.20(f);
“Code” means the United States Internal Revenue Code of 1986, as amended;
“Competitor” has the meaning set forth in Section 6.13(c);
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 17, 2014, by and between Anixter International Inc. and AIP, LLC;
“Contract” means any written or oral agreement, contract, covenant, commitment, arrangement or understanding, in each case as amended, supplemented, waived or otherwise modified;
“Control” means the possession, directly or indirectly, of the power to direct the management policies of a Person, whether through the ownership of voting securities, by Contract or otherwise;
“Copyrights” has the meaning set forth in the definition of Intellectual Property;

“Data Center” has the meaning set forth in Section 6.11(a);
“Data Center Acceptance Date” has the meaning set forth in Section 6.11(c);
“Debt Commitment Letter” has the meaning set forth in Section 5.6(a);
“Debt Financing” has the meaning set forth in Section 5.6(a);
“Deferred French Closing” has the meaning set forth in Section 3.5(a)(i);
“Deferred French Closing Date” has the meaning set forth in Section 3.5(a)(i);
“Deferred Local Market Closing” has the meaning set forth in Section 3.5(a)(ii);
“Deferred Local Market Closing Date” has the meaning set forth in Section 3.5(a)(ii);
“Definitive Agreements” has the meaning set forth in Section 6.8(a)(ii);
“Disaster Recovery Closing Condition” has the meaning set forth in Section 8.7;
“Disclosed Additional Matter” has the meaning set forth in Section 6.7;
“Disclosure Schedules” has the meaning set forth in the introductory paragraph of Article 4;
“Dispute Notice” has the meaning set forth in Section 3.3(b);
“Dollars” or “$” means the lawful currency of the United States of America;
“Employment Losses” means any and all out-of-pocket losses, costs, obligations (including severance), settlement payments, awards, judgments, fines, penalties, damages, disbursements, expenses, costs of investigation, defense and appeal and reasonable attorney’s fees and expenses, deficiencies or other charges relating to the Business Employees (or where the context otherwise requires, any other employees);
“Encumbrance” means with respect to any property or asset, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, charge, option, preemptive purchase right, easement, encumbrance, security interest or other restriction on such property or asset;
“Environmental Claim” means any suit, claim, complaint, decree, action, demand, order, proceeding, demand of payment, litigation, administrative proceeding or other proceeding alleging or asserting liability under Environmental Laws, including for investigatory costs, cleanup costs, Governmental Authority or private party response costs, damages to the environment, natural resources or other property, personal injuries, fines or penalties, in each case, arising out of, based on or resulting from (a) the presence or release of any Hazardous Substance or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law;
“Environmental Laws” means any Law relating to pollution or protection of the environment or to occupational health or safety or public health and safety in respect of exposure to Hazardous

Substances, including Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or toxic or Hazardous Substances or wastes, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of or exposure of any Person to Hazardous Substances or wastes, as are in effect as of the Closing Date;
“Environmental Permits” has the meaning set forth in Section 4.19(a)(i);
“Equity Commitment Letter” has the meaning set forth in Section 5.7;
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations thereunder;
“ERISA Affiliate” means any Person (whether or not incorporated) that is or at any relevant time was treated as a single employer with the Seller within the meaning of Code Section 414 (b), (c), (m) or (o);
“Estimated Adjustment Value” has the meaning set forth in Section 3.2(a);
“Estimated Closing Statement” has the meaning set forth in Section 3.2(a);
“Excluded Assets” has the meaning set forth in Section 2.2;
“Excluded Contracts” has the meaning set forth in Section 2.2(c);
“Excluded Intellectual Property” has the meaning set forth in Section 2.2(o);
“Excluded Liabilities” has the meaning set forth in Section 2.4;
“Export Laws” has the meaning set forth in Section 4.23(a);
“FCPA” has the meaning set forth in Section 4.22(a);
“Fee Letter” has the meaning set forth in Section 5.6(a);
“Final Adjustment Value” has the meaning set forth in Section 3.3(b);
“Final Allocation Schedule” has the meaning set forth in Section 7.2(b);
“Final Determination” means, with respect to any Taxes for any taxable period, (a) a final closing or settlement agreement entered into with a Governmental Authority establishing the amount of such Taxes or (b) a final decision of a court of competent jurisdiction with respect to such Taxes that is non-appealable or in respect of which the period of appeal has lapsed;
“Final Purchase Price” has the meaning set forth in Section 3.1;
“Financial Statements” has the meaning set forth in Section 4.4;

“French Assets” has the meaning set forth in Section 2.1;
“French Selling Affiliate” means Anixter France SARL;
“Fundamental Representations” has the meaning set forth in Section 10.2;
“GAAP” means generally accepted accounting principles as in effect in the United States of America, applied on a basis consistent with the Financial Statements for the fiscal year ended January 2, 2015;
“Governmental Authority” means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial or arbitral body, whether federal, state, local or foreign, including authorities authorized to levy Tax;
“Hazardous Substance” means any toxic waste, pollutant, contaminant, hazardous substance, hazardous material, toxic substance, hazardous waste, petroleum or petroleum derived substance or waste, polychlorinated biphenyls, asbestos or asbestos-containing material, toxic mold, radioactive substance or waste, whether in solid, liquid or gaseous form, or any other substance or matter regulated under or defined as such by, or for which Liability is imposed under, any Environmental Law;
“HSR Act” has the meaning set forth in Section 6.3;
“Incremental Lease Costs” means all amounts paid or payable by the Buyer in connection with obtaining the consent, if required, of the applicable landlord to the assignment or sublease (as determined by the Seller in accordance with Section 6.14) of the Business Leases, including changes in rent (base or additional) as a result of such assignment or sublease and the posting of additional security; provided, however, that any such costs associated with any renewal term of any such Business Lease beyond the term in effect as of the Closing Date shall not be included in Incremental Lease Costs;
“Indebtedness” means with respect to any Person, at any date, without duplication:

(a)
all obligations of such Person for borrowed money (or issued in substitution for or exchange of indebtedness for borrowed money), including all principal, interest, premiums, fees, expenses and overdrafts;

(b)	all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)	all obligations of such Person upon which interest charges are customarily paid;

(d)	all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person;

(e)	all obligations of such Person issued or assumed as the deferred purchase price of property or services;

(f)	all guarantees, whether direct or indirect, by such Person of Indebtedness of others or Indebtedness of any other Person secured by any assets of such Person;

(g)	all obligations of such Person under any interest rate, currency swap, other derivative or hedging transactions (valued at the termination value thereof);

(h)	all obligations of such Person in respect of off-balance sheet agreements that are in the nature of financings;

(i)	all Capital Lease Obligations of such Person; and

(j)
all obligations of such Person in respect of long-term lease restoration Liabilities; provided, however, that in the case of the Seller, such Liabilities will be limited to those Liabilities that exist as of the Closing;

“Indemnifiable Losses” means any and all losses, costs, Liabilities, claims, obligations, judgments, fines, settlement payments, awards, penalties or damages of any kind actually suffered or incurred after the Closing (together with all reasonably incurred cash disbursements, costs and expenses, costs of investigation, defense and appeal and reasonable attorneys’ fees and expenses), whether or not involving a Third Party Claim;
“Indemnifying Party” has the meaning set forth in Section 10.4(a);
“Indemnitee” has the meaning set forth in Section 10.4(a);
“Initial Statement” has the meaning set forth in Section 3.3(a);
“Intellectual Property” means any and all rights in, arising out of or associated with any of the following in any jurisdiction in the world:
(a)    patents and patent applications, design patents and design patent applications, design registrations, statutory invention registrations, inventions and invention disclosures, including all reissues, divisions, continuations, continuations-in-part, provisionals, substitutes, renewals and extensions thereof, all improvements thereon, and other Governmental Authority-issued indicia of invention ownership (“Patents”);
(b)    published and unpublished works of authorship and copyrights whether or not copyrightable, and all copyright registrations and copyright applications and any renewals or extensions thereof (“Copyrights”);
(c)    trademarks, service marks, brands, certification marks, trade dress, trade names, logos, slogans, packaging, designs, labels and other indicia of origin of use, or in which the Selling Group has a bona fide intent to use, in connection with the conduct of the Business to identify any product, service, business or company, whether registered or unregistered, and pending applications and renewals for any of the foregoing, together in each case with the goodwill connected with the use of or symbolized by (“Marks”);

(d)    trade secrets, know-how, proprietary and confidential information, including all proprietary product specifications, compounds, processes, formulae, product or industrial designs, business information, technical and marketing plans and proposals, ideas, concepts, inventions, research and development, information disclosed by business manuals and drawings, technology, technical information, data, research records, customer, distributor and supplier lists and similar data and information and all other confidential or proprietary technical or business information and materials and all rights therein (“Trade Secrets”);
(e)    domain names and associated goodwill, including all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith, text, images and designs, including other content contained on any website maintained by or for the Selling Group or used in connection with the Business and all registrations and applications for registration of any of the foregoing, (“Website Materials”);
(f)    computer software including all source code, object code, firmware, development tools, files, records and data, all media in which any of the foregoing is recorded, and all documentation related to any of the foregoing (collectively, the “Software”);
(g)    all other intellectual property and proprietary rights;
(h)    income, royalties, fees, proceeds, damages and other payments now or hereafter due or payable with respect to any and all of the foregoing (including payments under all licenses entered into in connection therewith, and damages and payments for past, present and future infringements of the foregoing); and
(i)    claims and causes of action with respect to any of the foregoing, including the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof;
“Intellectual Property Agreements” means all inbound and outbound licenses, sublicenses, settlements, co-existence agreements, covenants not to sue, consent to use agreements, waivers, releases, permission and other Contracts, whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which any member of the Selling Group is a party, beneficiary or otherwise bound;
“Intellectual Property Registrations” means all Intellectual Property that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, social media accounts, and copyrights, issued and reissued patents and pending applications for any of the foregoing;
“Irrevocable Offer Letter” means the Irrevocable Offer Letter delivered to the French Selling Affiliate by the Buyer dated as of the date hereof;

“IRS” means the United States Internal Revenue Service;
“IT Payment” has the meaning set forth in Section 3.1(b);
“Knowledge” means, with respect to the Buyer, the actual knowledge of the individuals set forth on Schedule 1.1(d) after reasonable inquiry and, with respect to the Seller, the actual knowledge of the individuals set forth on Schedule 1.1(e) after reasonable inquiry;
“Law” means any United States or non-United States federal, state, county, city, municipal or other government statute, law, rule, regulation, ordinance, directive, Order, code or other binding requirement;
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by any member of the Selling Group for use exclusively in connection with, or that are necessary for the operation in the ordinary course of, the Business;
“Leasehold Improvements” means all buildings, structures, improvements and fixtures located on any Acquired Leased Real Property that are owned by any member of the Selling Group and used exclusively in connection with, or necessary for the operation in the ordinary course of, the Business, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord, lessor, sublandlord, sublessor or any other third party upon the expiration or termination of the lease for such Acquired Leased Real Property;
“Lenders” means each of the financial institutions providing the Debt Financing or other agreement in connection with the Debt Financing or alternative debt financings in connection with the transactions contemplated hereby, including pursuant to any joinder agreement, supplement, or credit agreements entered into pursuant thereto or relating thereto; together with their Affiliates and the officers, directors, employees, agents, representatives, successors and assigns of the foregoing;
“Liability” means, with respect to a Person, any debt or other liability or obligation of any kind or nature (whether known or unknown and whether contingent or otherwise);
“Licensed Intellectual Property” means all Intellectual Property in which any member of the Selling Group holds any rights or interests granted from other Persons pursuant to any Intellectual Property Agreement;
“Licensed Software” has the meaning set forth in Section 6.13;
“Licenses” has the meaning set forth in Section 4.15;
“Local Market Agreement” has the meaning set forth in Section 6.12;
“made available” means, for purposes of Article 4 below, uploaded to and contained in the Seller’s Intralinks electronic data room accessible to the Buyer as of 5:00 pm New York time on February 11, 2015;

“Marks” has the meaning set forth in the definition of Intellectual Property;
“Material Adverse Effect” means any change, effect, event, fact, development, circumstance or condition having a material adverse effect on the Business or the Acquired Assets, taken as a whole, or the Seller’s ability to perform its obligations hereunder; provided, however, that changes, effects, events, facts, developments, circumstances or conditions relating to the following shall not be deemed to constitute a Material Adverse Effect:

(a)	changes in economic or political conditions or the financing, banking, currency or capital markets in general;

(b)	changes in Laws or interpretations thereof or required changes in GAAP;

(c)	changes generally affecting industries, markets or geographical areas in which the Business is conducted;

(d)
the negotiation, execution, announcement, pendency or performance of this Agreement or the Transactions or any communication by the Buyer or any of its Affiliates of their plans or intentions (including in respect of employees) with respect to the Business, including losses or threatened losses of, or any adverse change in the relationship with, employees, customers, suppliers, financing sources, licensors, licensees or others having relationships with the Business;

(e)	the consummation of the Transactions or any actions by the Buyer or the Seller taken pursuant to this Agreement or in connection with the Transactions;

(f)
the failure of the Seller (after seeking consent from, and being denied consent by, the Buyer) to take any action prohibited under Section 6.1, which, if taken by the Seller, would have prevented or mitigated any resulting material adverse effect on the Business or the Acquired Assets, taken as a whole, or the Seller;

(g)
any natural disaster or any act of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement;

(h)	any action required to be taken under any Law or any existing Contract by which the Selling Group or any of the Acquired Assets are bound;

(i)
any failure by the Business to meet any internal projections or forecasts (it being understood that the underlying causes of such failure may be considered in determining whether there has been a Material Adverse Effect); or

(j)	seasonal changes in the results of operations of the Business;
provided, however, that, such changes, effects, events, facts, developments, circumstances or conditions described in clauses (a), (b) and (c), may be taken into account only to the extent they disproportionately affect the Business as compared to other businesses in the industries in which the Business operates. For the avoidance of doubt, a “Material Adverse Effect” will be measured only against past performance of the Business, and not against any forward-looking statements, projections or forecasts of the Business or any other Person;
“Material Contracts” has the meaning set forth in Section 4.13(a);
“Mediator” has the meaning set forth in Section 12.14;
“Minor Claim” has the meaning set forth in Section 10.3(b);
“New Business Employee” has the meaning set forth in Section 6.1(e);
“Non-ARD Employee” means any Business Employee who is neither an ARD-Employee nor an Undisclosed Employee;
“Nonassigned Asset” has the meaning set forth in Section 6.4(b);
“Notice Period” has the meaning set forth in Section 10.4(a);
“Notices” has the meaning set forth in Section 12.2;
“Order” means any judgment, injunction, order, ruling, award, writ or decree that is issued by a Governmental Authority;
“Outside Date” has the meaning set forth in Section 11.1(b);
“Parties” and “Party” has the meaning set forth above in the Preamble;
“Patents” has the meaning set forth in the definition of Intellectual Property;
“Permitted Activities” has the meaning set forth in Section 6.10(a);
“Permitted Encumbrances” means, solely to the extent they are related to the Acquired Assets:

(a)	Encumbrances reflected or reserved against in the Financial Statements or the disclosure of which is reasonably apparent on the face of the Financial Statements;

(b)
mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances (i) arising or incurred in the ordinary course of business securing payments not yet delinquent; or (ii) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(c)
liens for Taxes, assessments and other governmental charges not yet due and payable or, if delinquent, are being contested in good faith by appropriate proceedings, in either case, for which adequate reserves are established in accordance with GAAP;

(d)
pledges and deposits made in the ordinary course of business with respect to, and in compliance in all material respects with, workers’ compensation, unemployment insurance and other social security Laws or regulations;

(e)
with respect to any interest in real property, (i) any conditions, rights, reservations, exceptions or restrictions relating to real property or real property rights owned or leased by the Selling Group that are disclosed on any title commitment or report made available to the Buyer, and (ii) any zoning, building, subdivision or other similar requirements or restrictions, in each case, only to the extent that such matters would not, individually or in the aggregate, materially interfere with the conduct of the Business;

(f)
liens granted or arising in the ordinary course of business in favor of any Governmental Authority with respect to the Acquired Assets or operations pertaining thereto to the extent not yet due and payable or delinquent and for which adequate reserves have been established, in accordance with GAAP;

(g)	purchase money liens and liens securing rentals under capital leases with third parties entered into in the ordinary course of business;

(h)
deposits to secure the performance of bids, trade Contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case entered into in the ordinary course of business;

(i)
judgment and attachment Encumbrances or Encumbrances created by or existing from any litigation or legal proceeding that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(j)	exclusive licenses and non-exclusive licenses granted in the ordinary course of business;

(k)	Encumbrances incurred in the ordinary course of business since January 2, 2015 that do not secure the payment of indebtedness for borrowed money;

(l)	Encumbrances created by the Buyer or its permitted successors and assigns;

(m)	Encumbrances under applicable securities Laws;

(n)	Encumbrances identified on Schedule 1.1(f); and

(o)	Encumbrances securing the obligations under the Receivables Purchase Agreement;
provided, however, in no event shall any of the following matters constitute Permitted Encumbrances hereunder (and all such matters or items shall be removed, released, discharged or terminated at the sole cost and expense of the Seller at or prior to the Closing): any mortgages, deeds of trust or similar monetary Encumbrances against or encumbering the rights, title or interests of, any member of the Selling Group in the Acquired Assets;
“Person” means any individual, firm, company, corporation or other corporate body, government, state or agency of a state or any joint venture, association or partnership;
“Plan” has the meaning set forth in Section 4.20(a);
“Policies” has the meaning set forth in Section 4.9;
“Post-Closing Adjustment” has the meaning set forth in Section 3.3(e).
“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and the portion of any Straddle Period beginning after the Closing Date;
“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date;
“Preliminary Purchase Price” has the meaning set forth in Section 3.1(a);
“Prior Month” has the meaning set forth in Section 3.2(a);
“Probationary Jurisdiction” means Brazil, India and Singapore;
“Proceeding” means any suit, action, proceeding, claim, arbitration, audit, hearing or investigation (in each case, whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority;
“Property Taxes” has the meaning set forth in Section 7.1(a);
“Proposed Allocation” has the meaning set forth in Section 7.2(b);
“Protected ARD Employee” means any ARD Employee for whom compliance with additional local legal requirements is required to ensure his or her transfer upon the Closing Date or Deferred French Closing Date, as applicable.
“Receivables Purchase Agreement” means that certain Second Amended and Restated Receivables Purchase Agreement, dated as of May 31, 2011, by and among, Anixter Receivables Corporation, the Seller, the financial institutions party thereto, Chariot Funding LLC (as successor by merger to Falcon Asset Securitization Company), Suntrust Robinson Humphrey, Inc. and JPMorgan Chase Bank, N.A., as amended as of the date hereof;
“Recipient” has the meaning set forth in Section 3.8(a);
“Remaining ARD Employee” has the meaning set forth in Section 6.6(g);
“Review Period” has the meaning set forth in Section 3.3(b);

“Seller” has the meaning set forth in the Preamble;
“Seller Indemnitees” has the meaning set forth in Section 10.1(b);
“Seller Losses” has the meaning set forth in Section 10.1(b);
“Seller Tax Group” means any Tax Group of which any member of the Selling Group is or was a member;
“Selling Affiliates” means one or more direct or indirect, wholly-owned subsidiaries of the Seller that the Seller, subject to and in accordance with the provisions of this Agreement, will cause to sell the Acquired Assets, the names of which are set forth on Schedule 1.1(g); provided, however, that if (a) the Buyer’s offer to acquire the French Assets is not accepted by the French Selling Affiliate or this Agreement is terminated in accordance with Section 11.4, the Selling Affiliates will be deemed not to include the French Selling Affiliate for purposes of the purchase and sale provisions, representations and warranties, covenants and indemnification obligations of the Seller set forth in this Agreement or (b) the Buyer elects, in accordance with the terms of the applicable Local Market Agreement, to terminate the operations of the Business within a Probationary Jurisdiction, the Selling Affiliates will be deemed not to include the applicable Subject Selling Affiliate for purposes of the purchase and sale provisions, representations and warranties, covenants and indemnification obligations of the Seller set forth in this Agreement;
“Selling Group” has the meaning set forth in the Recitals;
“Software” has the meaning set forth in the definition of Intellectual Property;
“Software License Agreement” has the meaning set forth in Section 6.13;
“Solicitation” has the meaning set forth in Section 6.10(b);
“Specified Parties” has the meaning set forth in Section 11.3(b);
“Sponsor” has the meaning set forth in Section 5.7;
“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date;
“Subject Selling Affiliates” means (a) in the case of Brazil, Anixter Do Brazil Ltda., (b) in the case of India, Anixter India Private Limited, (c) in the case of Singapore, Anixter Singapore Pte. Ltd. and (d) in the case of China, Anixter Communications (Shanghai) Co. Limited;
“Subject Jurisdictions” means Brazil, China, India and Singapore;
“Sublease Agreements” means the collective reference to one or more agreements between the Seller or the applicable member of the Selling Group and the Buyer or a Buying Affiliate pursuant to which the Seller (or such member) shall sublease and the Buyer (or such Buying Affiliate) shall sublease the Subleased Real Property and Subleased Leased Improvements related thereto;

“Subleased Leasehold Improvements” means all Leasehold Improvements related to the Subleased Real Property;
“Subleased Real Property” means the Leased Real Property designated by the Seller ;
“Subsidiary” means any Person, at least a majority of the voting stock or other voting power of which is owned, directly or indirectly, by another Person, or that is otherwise directly or indirectly Controlled by such other Person;
“Supplemental Schedules” has the meaning set forth in Section 6.7;
“Supplier” has the meaning set forth in Section 3.8(a);
“Tangible Personal Property” means all capital equipment, together with all other machinery, equipment, vehicles, furniture and fixtures, supplies, inventory and any other tangible personal property held by the Selling Group for use exclusively in connection with, or that are necessary in the ordinary course for, the conduct of the Business;
“Tax Group” means, with respect to any Person, any affiliated, consolidated, combined, unitary or similar group of which such Person is or was a member;
“Tax Return” means all returns, declarations, reports, forms, estimates, information returns, statements, amended return, or other documents (including any related or supporting information) filed or required to be filed with or supplied to any Governmental Authority or other Person in connection with any Taxes;
“Taxes” means (i) all taxes, charges, fees, duties, levies, penalties or other assessments, including income, gross receipts, profits, windfall profits, excise, real and personal property, occupation, sales, use, transfer, license, payroll, withholding, social security (or similar), franchise, capital stock, gains, built-in gains, stamp, stamp duty reserve, value added, ad valorem, unemployment insurance, workers’ compensation, employer health, escheat or abandoned property, custom duties or other taxes, assessments, charges or other fees, duties, levies or other similar charges of any kind whatsoever imposed by any Governmental Authority, whether disputed or not, and shall include any interest, penalties or additions to tax attributable to any of the foregoing; (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being, or having been, a member of a Tax Group, or (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by Contract or otherwise;
“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local Governmental Authority responsible for the administration, enforcement, collection, or regulation of any Tax;
“Termination Fee” has the meaning set forth in Section 11.3(a);
“Third Party Claim” has the meaning set forth in Section 10.4(a);

“Threshold” has the meaning set forth in Section 10.3(c);
“Top 10 Customers” has the meaning set forth in Section 4.21(a);
“Trade Secrets” has the meaning set forth in the definition of Intellectual Property;
“Transaction Documents” means the Transition Services Agreement, the Irrevocable Offer Letter, each Bill of Sale and Assignment and Assumption Agreement, each Local Market Agreement, the Software License Agreement, each Sublease Agreement and all other documents, instruments and certificates necessary to effect the Transactions;
“Transactions” means the transactions contemplated under this Agreement, the Transaction Documents and the other agreements contemplated hereby and thereby;
“Transfer Regulations” means TUPE or any equivalent legislation or regulation in any jurisdiction that has either implemented the Acquired Rights Directive 2001 or provides for the automatic transfer of employees’ employment to the Buyer or its Affiliates as a result of the Transactions;
“Transfer Taxes” means any and all excise, sales, use, registration stamp, recording, documentary, personal property, real property, transfer or similar Taxes, excluding any VAT, which are exclusively addressed in Section 3.8;
“Transferred Employee” means each Business Employee whose Contract of employment or employment (as applicable) transfers automatically to the Buyer or one of its Buying Affiliates pursuant to the Transfer Regulations on the Closing Date or who accepts an offer of employment with the Buyer or one of its Affiliates effective as of (a) the opening of business on the Closing Date, provided such Business Employee is actually employed by the Buyer or one of its Affiliates immediately following the Closing or (b) in the case of Business Employees in any Subject Jurisdictions, the applicable Deferred Local Market Closing Date, provided such Business Employee is actually employed by the Buyer or one of its Affiliates immediately following the Deferred Local Market Closing;
“Transition Services Agreement” means, the Transition Services Agreement in the form attached hereto as Exhibit B;
“TUPE” means the UK Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended from time to time;
“UK Buyer” means AIP/Fasteners (UK) Ltd., which is a wholly-owned direct subsidiary of the Buyer’s sole member.
“UK HMH Plan” has the meaning set forth in Section 9.8;
“Undisclosed Employee” has the meaning set forth in Section 6.6(h);
“VAT” has the meaning set forth in Section 3.8(i);

“WARN Act” has the meaning set forth in Section 4.16(e);
“Website Materials” has the meaning set forth in the definition of Intellectual Property; and
“Wood Dale Facility” means the Seller’s manufacturing facility located at 1471 N. Wood Dale Road, Wood Dale, Illinois 60191.
1.2    Other Definitional Provisions. Unless the context requires otherwise:
(a)    all references to Preamble, Recitals, Sections, Articles, Exhibits, Schedules or Disclosure Schedules are to the Preamble, Recitals, Sections, Articles, Exhibits, Schedules or Disclosure Schedules of or to this Agreement;
(b)    each term defined in this Agreement has the meaning assigned to it;
(c)    each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP;
(d)    words in the singular include the plural and vice versa;
(e)    the pronouns “he,” “his” and “him” refers to the masculine, feminine and neuter;
(f)    the words “herein,” “hereby,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article or other subdivision;
(g)    the term “including” means “including, without limitation,”;
(h)    with respect to the Selling Group in connection with the Business, the terms “ordinary course of business” and “in the ordinary course” will be deemed to refer to the conduct of the Business by the Selling Group in a manner consistent with the ordinary course of business of the Selling Group with respect to the Business consistent with past practice;
(i)    to the extent the term “day” or “days” is used, it will mean calendar days;
(j)    the terms “United States” and “U.S.” means the United States of America and its territories and possessions; and
(k)    no provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

ARTICLE 2
PURCHASE AND SALE OF ASSETS
2.1    Purchase and Sale of Assets. On the Closing Date, and subject to the terms and conditions set forth in this Agreement, the Seller shall, and shall cause its Selling Affiliates to, sell, assign, transfer, convey and deliver to the Buyer or its Buying Affiliates, and the Buyer shall, or shall cause its Buying Affiliates to, purchase from the Selling Group, free and clear of any Encumbrances other than Permitted Encumbrances (with the understanding that the Encumbrances securing the obligations under the Receivables Purchase Agreement shall be released as of the Closing), all of the Selling Group’s right, title and interest, in, to and under all of the following assets, properties and rights to the extent that such assets, properties and rights are used or held for use exclusively in connection with, or are necessary for the operation of, the Business in the ordinary course (other than the Excluded Assets) (collectively, the “Acquired Assets”):
(a)    the inventories of finished goods, raw materials, works in progress, packaging, supplies and parts, including any materials in transit to a member of the Selling Group’s location, to the extent used or held for use exclusively in connection with the Business as of the Closing Date (“Acquired Inventory”);
(b)    all Intellectual Property (the “Acquired Intellectual Property”);
(c)    all Tangible Personal Property set forth on Schedule 2.1(c) (the “Acquired Tangible Personal Property”);
(d)    all Leased Real Property set forth on Schedule 2.1(d) that is designated by the Seller to be assigned to the Buyer in accordance with Section 6.14 (the “Acquired Leased Real Property”), all Leasehold Improvements related thereto (the “Acquired Leasehold Improvements”) and all right, title and interest of the applicable members of the Selling Group, as the tenant, lessee, subtenant or sublessee, as applicable, in, to and under the leases listed and described on Schedule 2.1(d) and designated by the Seller to be assigned to the Buyer in accordance with Section 6.14, to the extent transferable under applicable Law (the “Acquired Leases”);
(e)    all of the Selling Group’s rights, to the extent transferable, under warranties, indemnities and all similar rights against third Persons;
(f)    all purchase orders to the extent outstanding as of the Closing Date (the “Assumed Purchase Orders”); a list of such outstanding purchase orders as of January 2, 2015 is set forth on Schedule 2.1(f);
(g)    all bids or quotations made to customers of the Business in the ordinary course of business and outstanding as of the Closing Date;
(h)    all of the Selling Group’s rights under all Contracts, including Intellectual Property Agreements (the “Assumed Contracts”);
(i)    all Accounts Receivable held by the Selling Group;

(j)    all prepaid expenses (other than prepaid insurance), credits, advance payments, security, deposits, charges, sums and fees to the extent related to any Acquired Assets;
(k)    all Books and Records (other than original financial and accounting records, income and similar Tax Returns and related Books and Records); provided, however, that the Selling Group may redact any information that is not reasonably necessary for the operation of the Business as conducted on the date hereof;
(l)    to the extent transferable under applicable Law, all Licenses held by the Selling Group;
(m)    all goodwill exclusively relating to, and the going concern value of, the Business other than goodwill associated with the corporate name of the Seller or any of its Selling Affiliates; and
(n)    all assets, properties and rights set forth on Schedule 2.1(n), including with respect to the Data Center.
Notwithstanding anything herein to the contrary, (i) any Acquired Assets of the French Selling Affiliate (the “French Assets”) shall be sold, conveyed, assigned, transferred and delivered to the Buyer or one or more of its Buying Affiliates only in accordance with, and subject to the acceptance by the French Selling Affiliate of the terms and conditions of, the Irrevocable Offer Letter and (b) any Acquired Assets of a Subject Selling Affiliate that is subject to a Local Market Agreement under the provisions of Section 6.12 shall be sold, conveyed, assigned, transferred and delivered, if at all, to the Buyer or one or more of its Buying Affiliates at the time contemplated by that Local Market Agreement.

2.2    Excluded Assets. Notwithstanding the foregoing Section 2.1, the Acquired Assets shall not include, the Buyer or its Buying Affiliates shall not purchase, and the Selling Group shall retain, (i) all assets, properties and rights of the Selling Group not included in the definition of the Acquired Assets and (ii) the following assets regardless of whether they are used exclusively in connection with, or reasonably necessary for the operation of, the Business in the ordinary course (clause (i) and (ii) being collectively referred to as the “Excluded Assets”):
(a)    Cash;
(b)    all Accounts Receivable under any Excluded Contract;
(c)    all Contracts (i) to which any member of the Selling Group is a party or by which any member of the Selling Group or any of its properties or assets may be bound that are used primarily in the Selling Group’s other businesses or (ii) listed on Schedule 2.2(c) (the “Excluded Contracts”);
(d)    the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of any member of the Selling Group;

(e)    original financial and accounting books and records, income and similar Tax Returns and related Books and Records;
(f)    all medical and personnel records the transfer of which is prohibited by Law;
(g)    all Plans and assets attributable thereto;
(h)    the rights that accrue or will accrue to any member of the Selling Group under this Agreement, the Transaction Documents and the Transactions;
(i)    all insurance policies of the Seller and all insurance benefits to the Selling Group, including claims, rights and proceeds, arising from or relating to the conduct or operation of the Business prior to the Closing or the Selling Group’s ownership or operation of the Acquired Assets or the Assumed Liabilities prior to the Closing;
(j)    all rights to any Proceedings of any nature available to or being pursued by the Selling Group to the extent related to the Business, the Acquired Assets or the Assumed Liabilities (including any privilege attaching to any documents or communications related to any such Proceedings) and actions or omissions prior to the Closing, whether arising by way of claim, counterclaim or otherwise;
(k)    all interests in and to Tax refunds or credits for overpayment of Taxes attributable to Pre-Closing Tax Periods or the Excluded Assets, including any VAT input credits;
(l)    all rights and interests under any enterprise software licenses and other proprietary applications set forth on Schedule 2.2(l);
(m)    the assets, properties and rights specifically set forth on Schedule 2.2(m);
(n)    Books and Records to the extent that they include any information relating to bids or offers received from other Persons in connection with the Transactions or any information or analyses (including financial analyses) relating to such bids or offers;
(o)    other than the Acquired Intellectual Property and the limited license granted pursuant to the terms of the Transition Services Agreement, all Intellectual Property of the Selling Group, including all rights, title and interests in the name “Anixter,” including all derivatives thereof and all url’s or domain names containing such name or derivatives thereof (the “Excluded Intellectual Property”);
(p)    the shares of the capital stock of any member of the Selling Group and all of the Selling Group’s ownership interest in any Subsidiary or other Person;
(q)    all import and export licenses;

(r)    other than the rights to receive the services pursuant to the terms of the Transition Services Agreement, all rights to receive services and benefits of the kind provided to the Business by any member of the Selling Group, either directly or indirectly through third-party service providers, prior to the Closing Date, including (i) computer and information processing services, (ii) finance, accounting and payroll services, (iii) facilities management services (including environmental, health and safety), (iv) treasury services (including banking, insurance, administration, taxation and internal audit), (v) general and administrative services, (vi) executive and management services, (vii) legal services, (viii) human resources services, (ix) risk management services, (x) group purchasing services, (xi) corporate marketing, strategy and development services, (xii) corporate travel services and (xiii) investor relation services; and
(s)    all assets, properties and rights used primarily in the Selling Group’s other businesses.
2.3    Assumed Liabilities. At the Closing, the Buyer shall, or shall cause its Buying Affiliates to, assume and agree to pay, perform and discharge when due all Liabilities arising out of or related to the Business and the Acquired Assets, other than the Excluded Liabilities (the “Assumed Liabilities”), including (a) all Accounts Payable and Accrued Expenses relating to the Acquired Assets and the Business existing at the Closing (other than as contemplated by Section 2.4(i) below), (b) all Liabilities for Taxes allocated to the Buyer under Section 7.1(a) and all Transfer Taxes allocated to the Buyer pursuant to Section 7.1(b), and (c) all Liabilities for Taxes relating to the Acquired Assets and attributable to a Post-Closing Tax Period.
2.4    Excluded Liabilities. At the Closing, the Selling Group or its Affiliates shall retain, and shall be responsible for paying, performing and discharging when due, and the Buyer or its Buying Affiliates shall not assume or have any responsibility for the following (collectively, the “Excluded Liabilities”):
(a)    all Liabilities of the Selling Group or any of its Affiliates to the extent relating to any employment arrangement entered into with any of their employees prior to Closing, whether the payment obligation thereunder occurs before or after Closing;
(b)    all Liabilities of the Selling Group or any of its Affiliates to the extent relating to any Plan or any employee benefit plan, policy or arrangement maintained by a member of the Selling Group or any of its Affiliates prior to Closing, whether any payment or benefit obligation thereunder occurs before or after Closing, relating to, or accrued as a result of employment by a member of the Selling Group prior to Closing, and any vesting or payment of cash or equity awards granted to Business Employees under any Plan prior to Closing, provided that such obligation is in respect of employment with the Selling Group or any of its Affiliates prior to the Closing;
(c)    all Liabilities of the Selling Group or any of its Affiliates to the extent relating primarily to any Leased Real Property other than Acquired Leased Real Property;

(d)    all Liabilities of the Selling Group or any of its Affiliates to the extent relating primarily to the Selling Group’s other businesses or the Excluded Assets;
(e)    all Indebtedness of the Selling Group other than Accounts Payable and Accrued Expenses, in each case, included in the Assumed Liabilities;
(f)    all intercompany payables and loans between the Selling Group and any of its Affiliates, or between any Affiliate of the Selling Group and any other Affiliate of the Selling Group;
(g)    any Liabilities of the Selling Group under this Agreement or the Transaction Documents (excluding, for the purposes of this clause (g), the Liabilities assumed by the Buyer under the Local Market Agreements);
(h)    any Liabilities of the Selling Group in respect of all Taxes (other than as set forth in Section 3.8 and Section 7.1);
(i)    any Liabilities of the Selling Group under any Excluded Contracts;
(j)    all Liabilities of the Selling Group or any of its Affiliates, to the extent arising out of events relating to any product liability claims, general liability claims, or automobile liability claims occurring prior to Closing, including those claims occurring prior to Closing but reported after Closing even if any payment obligation thereunder occurs after Closing;
(k)    all Liabilities of the Selling Group or any of its Affiliates, to the extent arising out of events relating to any workers’ compensation claims occurring prior to Closing, including those claims occurring prior to Closing but reported after Closing even if any payment or benefit obligation thereunder occurs after Closing;
(l)    any Liabilities to the extent arising out of or based upon the Selling Group’s ownership and operation of the Business and the Acquired Assets prior to the Closing Date (other than Accounts Payable and Accrued Expenses relating to the Acquired Assets and the Business existing as of the Closing Date), including (i) any Liabilities resulting from infringement, misappropriation or other violations arising out of or based upon the Selling Group’s ownership and operation of the Business and the Acquired Assets prior to the Closing Date and (ii) those Liabilities under the Assumed Purchase Orders or the Assumed Contracts that arise as a result of a breach of any Assumed Purchase Order or Assumed Contract, as the case may be, by the Selling Group prior to the Closing, in each case as agreed in writing by a member of the Selling Group or determined by a Governmental Authority pursuant to a non-appealable Order; and
(m)    all Liabilities for Taxes allocated to the Seller under Section 7.1(a) and all Transfer Taxes allocated to the Seller pursuant to Section 7.1(b), and (c) all Liabilities for Taxes relating to the Acquired Assets and attributable to a Pre-Closing Tax Period.

ARTICLE 3
PURCHASE PRICE AND CLOSING OF PURCHASE
3.1    Purchase Price. The aggregate purchase price for the sale and purchase of the Acquired Assets shall be the following, plus the assumption of the Assumed Liabilities:
(a)    $370,000,000 (the “Preliminary Purchase Price”), as such may be adjusted pursuant to Section 3.2; and
(b)    $10,000,000 (the “IT Payment”).
The Preliminary Purchase Price, as adjusted pursuant to Section 3.2, shall be payable in immediately available funds on the Closing Date to the account or accounts designated by the Seller not later than three Business Days prior to the Closing Date. The IT Payment shall be payable in immediately available funds on the Data Center Acceptance Date to the account or accounts designated by the Seller not less than three Business Days prior to the Data Center Acceptance Date. The Preliminary Purchase Price, as adjusted pursuant to Section 3.2 and Section 3.3, plus the IT Payment are collectively referred to herein as the “Final Purchase Price.” Notwithstanding the foregoing, any payments to be made hereunder to a Selling Affiliate organized in the United Kingdom, any member state of the European Union or Mexico will be denominated in the local currency of such Selling Affiliate, based on the most favorable exchange rates reasonably commercially available to the Buyer on the fourth (4th) Business Day before the Closing Date or the Data Center Acceptance Date, as applicable. Upon six (6) Business Days’ prior notice, the Seller may request that all or a portion of the payments to be made hereunder to a Selling Affiliate organized in any other jurisdiction (other than the United States) on the Closing Date or the Data Center Acceptance Date be denominated in the local currency of such Selling Affiliate, based on the most favorable exchange rates reasonably commercially available to the Buyer on the fourth (4th) Business Day before the Closing Date or the Data Center Acceptance Date, as applicable. Notwithstanding the foregoing, the maximum amount of the Preliminary Purchase Price and the IT Payment required to be denominated in currency other than Dollars shall not exceed the Commitment Amount, as such term is defined in the Equity Commitment Letter. The Seller shall reimburse the Buyer for reasonably documented costs incurred by the Buyer in obtaining such local currency.
3.2    Closing Adjustment.
(a)    No later than three (3) Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a statement (the “Estimated Closing Statement”) calculating and setting forth the Seller’s good faith estimate of the Adjustment Value (the “Estimated Adjustment Value”) determined as of the Accounting Month End of the month immediately preceding the Closing Date (the “Prior Month”), or, if the Closing Date is less than ten (10) days after the Accounting Month End of the Prior Month, the Accounting Month End of the month immediately preceding the Prior Month, which statement shall include a worksheet setting forth in reasonable detail how such value was calculated. The Estimated Closing Statement shall be prepared in accordance with GAAP and consistent with Schedule 1.1(a) and the Agreed Valuation Principles.

(b)    The “Closing Adjustment” shall be an amount equal to (i) the Estimated Adjustment Value minus (ii) $290,000,000. If the Closing Adjustment is a positive amount, then the Preliminary Purchase Price will be increased, on a dollar-for-dollar basis, by an amount equal to the Closing Adjustment. If the Closing Adjustment is a negative amount, then the Preliminary Purchase Price will be decreased, on a dollar-for-dollar basis, by an amount equal to the Closing Adjustment. If the Closing Adjustment is zero, there will be no adjustment to the Preliminary Purchase Price with respect to the Closing Adjustment.
3.3    Post-Closing Adjustment.
(a)    Within ninety (90) days following the Closing Date or, if later, 30 days after the Deferred French Closing Date, the Buyer shall prepare and deliver to the Seller a statement (the “Initial Statement”) calculating and setting forth the actual Adjustment Value on the Closing Date (the “Closing Adjustment Value”), which statement shall include a worksheet setting forth in reasonable detail how such value and payment were calculated. The Initial Statement shall be prepared in accordance with GAAP and consistent with Schedule 1.1(a) and the Agreed Valuation Principles.
(b)    The Closing Adjustment Value shall become final and binding upon the Parties thirty (30) days after the receipt by the Seller of the Initial Statement unless (i) the Seller concludes that the Closing Adjustment Value or any component thereof has not been prepared on the basis required by this Agreement, and (ii) the Seller has promptly, but in no event later than thirty (30) days after its receipt of the Initial Statement (the “Review Period”), delivered to the Buyer written notice describing in reasonable detail the basis of the Seller’s disagreement, the amount or amounts involved and the proposed determination of the disputed amount or amounts (a “Dispute Notice”). If the Seller delivers a Dispute Notice to the Buyer within the Review Period, the Buyer and the Seller will use reasonable good faith efforts to resolve the dispute during the 30-day period commencing on the date the Seller delivers the Dispute Notice to the Buyer. If the Seller and the Buyer are not able to resolve all disputed items within such 30-day period, then the items remaining in dispute shall be submitted immediately to Grant Thornton LLP or, if Grant Thornton LLP is unwilling or unable to serve, an independent nationally recognized firm with no existing business relationship with any Party mutually agreeable to the Seller and the Buyer (the “Accounting Firm”). The Accounting Firm shall be given reasonable access to all relevant records of the Buyer and the Selling Group to resolve any items that are disputed and to calculate the Adjustment Value in connection with the resolution of such disputed items. If any remaining issues in dispute are submitted to the Accounting Firm for resolution, each of the Seller and the Buyer will be afforded an opportunity to present to the Accounting Firm any material relating to the determination of the matters in dispute and to discuss such matters with the Accounting Firm. The Accounting Firm shall act as an expert and not as an arbitrator to determine, based solely on the written submissions of the Seller, on the one hand, and the Buyer, on the other, and not by independent investigation, the amount or amounts in dispute, and shall be instructed that its determination (x) must be made in accordance with the Agreed Valuation Principles and (y) with respect to the total amount in dispute, must accept the amount proposed by either the Seller in the Dispute Notice or the Buyer in the Initial Statement. The Accounting Firm shall submit such calculation to the Buyer and the Seller as soon as practicable, but in any event within thirty (30) days after the remaining issues in dispute are submitted to the Accounting Firm. The determination by the Accounting Firm of the Final Adjustment Value, as set forth in a written notice delivered to the Seller and the Buyer by the Accounting Firm in accordance with this Agreement absent manifest error will be binding and conclusive on the Seller and the Buyer. The Adjustment Value on the Closing Date that is final and binding on the Seller and the Buyer, as determined either through agreement of the Seller and the Buyer (deemed or otherwise) or pursuant to this Section 3.3, are referred to herein as the “Final Adjustment Value.”
(c)    The fees, costs and expenses of the Accounting Firm shall be borne by (i) the Buyer if the Accounting Firm selects the Seller’s position as to the amount in dispute or (ii) the Seller if the Accounting Firm selects the Buyer’s position as to the amount in dispute. To the extent that payment of the Accounting Firm’s fees, costs and expenses in advance of the resolution of the applicable dispute is required by the Accounting Firm, the Buyer and the Seller shall bear such fees, costs and expenses equally; provided, however, that following the resolution the Parties shall make any payments between them that are necessary to ensure that the fees, costs and expenses are borne in accordance with the first sentence of this Section 3.3(c).
(d)    The Buyer shall, and shall cause each of its Buying Affiliates to, make its financial records available to the Seller and its accountants and other representatives, and the Seller shall, and shall cause each of its Selling Affiliates to, make its financial records available to the Buyer and its accountants and other representatives, in each case, as reasonably necessary for the Buyer and the Seller, as applicable, to perform their respective obligations under this Section 3.3 and at reasonable times during the period beginning on the Closing Date and ending on the date of the final determination of the Final Adjustment Value pursuant to Section 3.3(b), subject to customary indemnification and other agreements that may be requested by representatives of the Parties.
(e)    The “Post-Closing Adjustment” shall be an amount equal to the Final Adjustment Value minus the Closing Adjustment Value. If the Post-Closing Adjustment is a positive amount, then the Buyer shall pay in cash to the Seller the amount of the Post-Closing Adjustment to an account or accounts designated by the Seller in writing by wire transfer of immediately available funds within three Business Days after the Final Adjustment Value becomes such. If the Post-Closing Adjustment is a negative amount, then the Seller shall pay in cash to the Buyer the amount of the Post-Closing Adjustment to an account or accounts designated by the Buyer in writing by wire transfer of immediately available funds within three Business Days after the Final Adjustment Value becomes such. Any such payment shall be treated as an adjustment to the purchase price paid for the Acquired Assets for all Tax purposes, to the maximum extent permitted by applicable Law. If the Post-Closing Adjustment is zero, no amount shall be paid by either Party to the other Party pursuant to this Section 3.3(e).

3.4    Withholding. The Buyer shall be entitled to deduct and withhold from any amount payable under this Agreement or any other Transaction Document any such amount as the Buyer determines in good faith that it is required to deduct and withhold with respect to such payment under the Code or any provision of applicable Law; provided, however that the Buyer shall give the Seller written notice at least seven Business Days prior to any such withholding. The Buyer and the Seller agree to cooperate and use commercially reasonable efforts to minimize any anticipated withholding Tax imposed in connection with the Transactions. To the extent that any amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid pursuant to this Agreement, and the Buyer shall timely remit such amounts to the appropriate Governmental Authority. Any such withheld amounts that would have otherwise been payable to the Seller or another Person under this Agreement, shall be treated as having been paid to the Seller or such other Person for all purposes of this Agreement.
3.5    Date of Closing.
(a)    The closing (the “Closing”) of the transactions described in Article 2 (other than the transaction in respect of which the IT Payment shall be paid) shall take place as soon as practicable on the first Friday that is at least three (3) Business Days after the date on which all conditions to Closing (other than those conditions that, by their nature, are intended to be satisfied at Closing, which conditions are capable of being satisfied at the Closing) as set forth in Article 8 and Article 9 are satisfied (or waived, as permitted by applicable Law, by the applicable Party or Parties entitled to such satisfaction), or on such other date as the Buyer and the Seller may agree in writing (the “Closing Date”) ; provided, however, that if the Marketing Period has not ended at the time of satisfaction or waiver of all the conditions to Closing (other than those conditions that, by their nature, are intended to be satisfied at Closing) as set forth in Article 8 and Article 9, the Closing shall occur on the first Friday that is at least three (3) Business Days following the final day of the Marketing Period (so long as all conditions to Closing (other than those conditions that, by their nature, are intended to be satisfied at Closing, which conditions are capable of being satisfied at the Closing) as set forth in Article 8 and Article 9 are satisfied (or waived, as permitted by applicable Law, by the applicable Party or Parties entitled to such satisfaction) as of the date determined pursuant to this proviso). The Closing shall be effective as of 11:59 p.m. local time in Chicago, Illinois on the Closing Date. For purposes of this Agreement, the “Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date of this Agreement and following the receipt by the Buyer of the information described in clauses (i), (ii) (for the fiscal quarter ended March 31, 2015), (iii) and (iv) of Section 6.8(c); provided that July 3rd and July 6th shall not be considered Business Days.
(i)    Notwithstanding anything to the contrary contained in this Agreement, if any notification, consultation or negotiation with the works council, union, labor board or similar Government Authority concerning the transactions contemplated by this Agreement that is required in France has not been completed at the time of the Closing, then the Parties shall defer the Closing solely with respect to the French Assets to be sold, delivered or conveyed by the French Selling Affiliate

(the “Deferred French Closing”). In such event, (a) the legal interest in and to the French Assets shall not be assigned, transferred or conveyed to the Buyer or the applicable Buying Affiliate unless and until the Deferred French Closing occurs, (b) subject to Section 6.4, the Parties shall use their commercially reasonable efforts to complete such notification, consultation or negotiation as soon as practicable and (c) subject to Section 6.4, the Parties shall cooperate in a mutually agreeable arrangement under which the Buyer (or one or more Buying Affiliates) would, to the extent permitted by and in compliance with applicable Law, obtain the benefits and assume the obligations and bear the economic burdens associated with the French Assets in accordance with this Agreement. The Deferred French Closing shall occur no later than three Business Days following completion of such notification, consultation or negotiation, or at such other time as the Parties may mutually agree upon in writing (the “Deferred French Closing Date”).
(ii)    Notwithstanding anything to the contrary contained in this Agreement, if the Parties determine to enter into a Local Market Agreement at the Closing with respect to a Subject Jurisdiction, then the Parties shall defer the Closing solely with respect to the Acquired Assets to be sold, delivered or conveyed, and the Business Employees to be transferred, by the applicable Subject Selling Affiliate (the “Deferred Local Market Closing”); provided, however, that if the Buyer elects to terminate the Business conducted in a Probationary Jurisdiction in accordance with the applicable Local Market Agreement, there will be no Deferred Local Market Closing and the Business in such Probationary Jurisdiction will be liquidated and wound up in accordance with, and subject to the terms and conditions of, such Local Market Agreement (including that the Buyer shall pay all costs in connection with such liquidation and wind-up). If the Parties enter into a Local Market Agreement with respect to a Subject Jurisdiction, the legal interest in and to the Acquired Assets subject to such Local Market Agreement shall not be assigned, transferred or conveyed to the Buyer or the applicable Buying Affiliate unless and until the Deferred Local Market Closing occurs. If occurring, the Deferred Local Market Closing with respect to any Subject Jurisdiction shall occur as contemplated in the applicable Local Market Agreement in accordance with its terms (the “Deferred Local Market Closing Date”).
(b)    The closing of the transactions in respect of which the IT Payment shall be paid shall take place on the Data Center Acceptance Date (which shall be a Business Day).
3.6    Place of Closing. The Closing, the Deferred French Closing, if applicable, and each Deferred Local Market Closing, if applicable, shall take place at the Chicago office of Sidley Austin LLP, or such other location (and via any such medium) as the Parties otherwise agree.
3.7    Closing Deliveries. At the Closing, (a) the Seller shall make the deliveries referred to in Article 8 and (b) the Buyer shall make the deliveries referred to in Article 9.
3.8    Treatment of VAT.

(a)    The Preliminary Purchase Price and the Final Purchase Price and any other consideration payable for any supply made (or deemed to be made) under (or in connection with) this Agreement shall be exclusive of any VAT.  The Seller and the Buyer shall procure that any of their respective Affiliates receiving the supply (or deemed supply) in question (the “Recipient”) shall pay to the Person making (or deemed to make) that supply (the “Supplier”), in addition to the consideration or deemed consideration (if any) therefor, all VAT for which the Supplier is liable, or is otherwise required by any Taxing Authority to charge, in relation to that supply (or deemed supply).  All VAT payable under this Agreement, if any, shall be paid to the relevant Supplier at least two Business Days before such Supplier has to account for such VAT to the relevant Taxing Authority, provided that the relevant Supplier shall have previously provided a valid VAT invoice to the relevant Recipient in respect of such supply (or deemed supply).
(b)    The Parties agree to use all reasonable efforts to enter into any appropriate VAT elections (or take such other steps as may be reasonably required) to minimize or prevent the application of VAT to the sale of the Acquired Assets.
(c)    As soon as reasonably practicable after the date hereof, the Seller and/or the relevant Supplier shall write to the relevant Taxing Authority providing full disclosure of the sale of the Acquired Assets and seeking confirmation that such sale will be treated as not being subject to VAT.
(d)    With respect to Sections 3.8(b) and 3.8(c), neither the Seller nor any Supplier shall be required to make any appeal to any Governmental Authority against any determination by any relevant Taxing Authority that the sale of the Acquired Assets is subject to VAT.
(e)    [RESERVED]
(f)    Notwithstanding anything to the contrary in this Agreement, all amounts payable pursuant to this Agreement by way of either reimbursement of costs or expenses or pursuant to any covenant or indemnity shall include any VAT incurred, if applicable, in respect of such costs or expenses or in respect of the indemnified matter or the matter to which the covenant relates.
(g)    The Buyer agrees that it shall provide such information and provide such representations as may be reasonably required by the Seller with respect to, or in connection with, the VAT treatment of the Acquired Assets.
(h)    [RESERVED]
(i)    For purposes of this Agreement, “VAT” shall mean (i) any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added Tax (EC Directive 2006/112); (ii) any Goods and Services Tax and Harmonized Sales Tax imposed in compliance with the Excise Tax Act (Canada); and (iii) any other Tax of a similar nature to the Tax referred to in clause (i).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except for the exceptions and disclosures set forth on the Disclosure Schedules attached hereto (the “Disclosure Schedules”), which exceptions and disclosures shall be deemed to be part of the representations and warranties made hereunder (provided, however, that, any information provided in any Schedule of the Disclosure Schedules is considered disclosed in each and every other Schedule in the Disclosure Schedules, but only to the extent that the applicability of such information to such other Schedule(s) in the Disclosure Schedules is reasonably apparent based on the plain text of such disclosure), the Seller, with respect to itself and the Selling Affiliates, represents and warrants to the Buyer as follows:
4.1    Right; Power; Authority; Action. Each member of the Selling Group has the requisite right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the Transactions. The governing bodies of each member of the Selling Group have, as required, approved this Agreement and the Transactions, and no consent is required to be obtained by the Selling Group in connection with the execution and delivery of this Agreement or the Transaction Documents or the performance of their obligations hereunder and thereunder. Each member of the Selling Group is duly organized and validly existing and in good standing as an entity under the laws of the jurisdiction in which it was organized (to the extent good standing or an analogous concept is applicable in such jurisdiction) and has the requisite power and authority to own, lease or otherwise hold the Acquired Assets owned, leased or otherwise held by it, except as would not reasonably be expected to have a Material Adverse Effect. Each member of the Selling Group is duly qualified or licensed to do business as a foreign entity in each jurisdiction in which its ownership of assets or conduct of business makes such qualification necessary, except in any such jurisdictions where the failure to be duly qualified or licensed would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
4.2    Binding Agreements; Due Execution. This Agreement and each Transaction Document has been duly executed and delivered by each member of the Selling Group party thereto, and assuming that this Agreement and each Transaction Document has been duly authorized, executed and delivered by each other party hereto and thereto, is a legal, valid and binding obligation of such member of the Selling Group to the extent a party thereto and enforceable against such member of the Selling Group in accordance with its terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The other instruments, documents and agreements contemplated hereby and the Exhibits hereto to which a member of the Selling Group is a signatory have been duly authorized, executed and delivered by such member of the Selling Group and constitute legal, valid and binding obligations of such member of the Selling Group enforceable in accordance with their respective terms, in each case assuming the due authorization, execution and delivery by the counterparties thereto, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
4.3    No Conflict. The execution and delivery of, and the performance by each member of the Selling Group of its obligations under, this Agreement and the Transaction Documents to which such member of the Selling Group is a party do not, and the performance by such member of the Selling Group of the Transactions to be performed by it does not:
(a)    conflict with the charter or other equivalent organizational documents of such member of the Selling Group;
(b)    conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under any Material Contract or Acquired Lease to which such member of the Selling Group is a party or by which any of the Acquired Assets is bound;
(c)    result in a breach of any Order to which such member of the Selling Group is a party or by which such member of the Selling Group (or such member of the Selling Group’s property) is bound or submits;
(d)    result in the creation of an Encumbrance upon any of the Acquired Assets; or
(e)    other than those consents, approvals or notices contemplated by the HSR Act or any other applicable competition, merger control, antitrust or similar Law or regulation or such approvals or registrations required in connection with the Transactions under the relevant Laws of any jurisdiction, require such member of the Selling Group to obtain any consent or approval of, or give any notice to or make any registration with, any third Person under a Material Contract, Acquired Lease or Governmental Authority that has not been obtained or made as of the date hereof;
except in the cases of clauses (b) through (e) any conflict, violation, default, breach, Encumbrance or failure to obtain or make a consent, approval or notice, as applicable, as would not reasonably be expected to be material to the Business or the Acquired Assets, taken as a whole.
4.4    Financial Statements. Attached hereto as Schedule 4.4 are the audited, combined balance sheets of the Selling Group with respect to the Business and the related audited statements of income, changes in parent company investment and cash flow of the Selling Group with respect to the Business for the fiscal years ended on January 3, 2014 and January 2, 2015 (such financial statements, together with any related notes, collectively, the “Financial Statements”). Such Financial Statements fairly present in all material respects the financial condition and the results of operations of the Business at the respective dates and for the periods referred to in such Financial Statements. The Financial Statements were prepared in accordance with GAAP, consistently applied

(except with respect to the balance sheets, for the absence of year-end adjustments the effect of which would not be material, individually or in the aggregate, to the Business).
4.5    Absence of Changes. Since January 2, 2015, there has been no Material Adverse Effect, and no event, occurrence or circumstance has arisen that would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since January 2, 2015, except as set forth in Schedule 4.5, no member of the Selling Group has taken any action that, had it been taken after the date hereof, would have required the prior written consent of Buyer pursuant to Section 6.1.
4.6    Taxes.
(a)    With respect to the Business and the Acquired Assets, all Taxes for which the Selling Group is liable, all Taxes payable by the Selling Group and all Taxes required to be withheld by the Selling Group, have been or will be duly, timely and fully reported, paid and discharged to the extent failure to do so would result in an Encumbrance (other than for Taxes not yet due and payable) on any Acquired Asset, would adversely affect the Buyer’s ability to conduct the Business in substantially the same manner in which it is presently being conducted or would result in the Buyer becoming liable or responsible therefor.
(b)    No transaction contemplated by this Agreement is a sale or transfer by the Selling Group of any “United States real property interest” within the meaning of Section 897(c) of the Code.
(c)    None of the Acquired Assets are subject to any Encumbrances as a result of a failure to pay any Tax other than Permitted Encumbrances.
(d)    There are no pending Tax audits or administrative or similar proceedings with respect to any Taxes relating to the Acquired Assets or the Business and Seller has not received any written notice of any Tax claims concerning such Taxes, to the extent that such items referred to in this representation could materially impact Taxes in a Post-Closing Tax Period with respect to the Acquired Assets or the Business, or otherwise would result in a Tax Liability for the Buyer.
(e)    Neither Seller nor any of its Affiliates is negotiating any final or draft assessment or reassessment in respect of Taxes with any Governmental Authority, nor has it received written notice from any Governmental Authority that an assessment or reassessment is proposed or may be proposed in respect of any Taxes relating to the Acquired Assets or the Business, to the extent that such items referred to in this representation could materially impact Taxes in a Post-Closing Tax Period with respect to the Acquired Assets or the Business, or otherwise would result in a Tax Liability for the Buyer.
(f)    Since January 1, 2012, no written claim has been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation in that jurisdiction with respect to the Acquired Assets or the Business and there is no such written claim made before January 1, 2012 that is currently pending.
(g)    There are no proposed reevaluations or reassessments pending with respect to the Acquired Assets.
(h)    Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 4.6 are the sole and exclusive representations and warranties made by the Seller with respect to Taxes.
4.7    Absence of Undisclosed Liabilities. There are no Liabilities with respect to the Business of a nature required by GAAP to be reflected on a combined balance sheet of the Selling Group with respect to the Business, except (a) those Liabilities reflected in, disclosed, reserved against or otherwise described in the Financial Statements, (b) Liabilities that have arisen since January 2, 2015 in the ordinary course of business or that have been incurred in connection with the Transactions contemplated by this Agreement, (c) such Liabilities to the extent set forth on (or the reasonable basis for which is described on) Schedule 4.7 and (d) such Liabilities as contemplated by the performance of this Agreement and the other Transaction Documents. This representation shall not be deemed breached as a result of changes in GAAP or in any Law after the date hereof.
4.8    Intellectual Property. Schedule 4.8 contains a complete and accurate list of all Intellectual Property Registrations owned by, assigned to, or filed in the name of any member of the Selling Group that are used or held for use exclusively in connection with, or are necessary for the operation of, the Business in the ordinary course, all material Licensed Intellectual Property, and all material Acquired Intellectual Property set forth in reasonable detail other than Excluded Intellectual Property.
(a)    The members of the Selling Group own or are otherwise authorized to use the Acquired Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances or restrictions set forth in an Intellectual Property Agreement).
(b)    The Acquired Intellectual Property, taken as a whole, together with the rights, services and assets to be made available under the Transaction Documents or contemplated by Section 6.11 and the Software License Agreement, constitute all of the Intellectual Property necessary to operate the Business in substantially the same manner immediately after the Closing as it is conducted by the Selling Group and its Affiliates immediately prior to the Closing.
(c)    To the Knowledge of the Seller, no third party has infringed, violated or misappropriated any Acquired Intellectual Property.
(d)    To the Knowledge of the Seller, the Acquired Intellectual Property, the use thereof and the operation of the Business as currently conducted by the Selling Group do not infringe, violate or misappropriate the intellectual property rights of any third party.

(e)    Except as would not reasonably be expected to be material to the Business or the Acquired Assets, taken as a whole, no allegation, claim, action or other proceeding is pending, nor, to the Knowledge of the Seller, threatened that the Acquired Intellectual Property, the use thereof in connection with the Business, or the operation of the Business, infringes, violates or misappropriates the rights of any third party.
(f)    Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 4.8 are the sole and exclusive representations and warranties made by the Seller with respect to Intellectual Property.
4.9    Insurance. Set forth in Schedule 4.9 is a list of each current property and casualty insurance and indemnity policy of the Seller (collectively, the “Policies”) benefiting the Business that sets forth in respect of each such policy, the policy name, policy number, carrier, insured, coverage, deductible and expiration date.
4.10    Real Property.
(a)    The Business has not been conducted on any real property (other than Leasehold Improvements) owned by any member of the Selling Group.
(b)    Except as contemplated by the Transition Services Agreement, the Acquired Leased Real Property (and the Acquired Leasehold Improvements thereon) and the Subleased Real Property (and the Subleased Leasehold Improvements thereon) constitute all Leased Real Property used by the Selling Group exclusively in connection with, or necessary for the operation of, the Business in the ordinary course. Except as set forth on Schedule 4.10(b), (i) all Business Leases are valid, binding and enforceable obligations of the Selling Group, and to the Knowledge of the Seller, are valid, binding and enforceable obligations of each other party thereto, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law), (ii) Schedule 2.1(d) contains a complete and accurate list of all the Business Leases, and true, correct and complete copies thereof (including all material amendments, modifications and extensions) have been made available to the Buyer, (iii) none of the members of the Selling Group has received any written notice of any material breach or default under any of the Business Leases that remains uncured and there does not exist under any such Business Lease any material breach or default either on the part of a member of the Selling Group or, to the Knowledge of the Seller, any other party thereto, and to the Knowledge of the Seller, no event has occurred which with notice or passage of time or both other than on account of the transactions contemplated by this Agreement would constitute a material breach or default, an event of force majeure or other event which excuses or reduces a party’s performance, or an event that would permit termination, modification or acceleration under any such Business Lease other than expiration in accordance with its terms, and (iv) to the Knowledge of the Seller, no party has repudiated in writing any material provision of any Business Lease or given written notice of its intent to revoke or not renew any Business Lease.

(c)    Assuming the Business Leases are valid and binding obligations of each other party thereto, the Business Leases create, in favor of the Selling Group, good and valid leasehold estates in the Acquired Leased Real Property and the Subleased Real Property, and the Selling Group holds such leasehold estates and owns such Acquired Leasehold Improvements or Subleased Leasehold Improvements, free and clear of all Encumbrances (except Permitted Encumbrances or restrictions set forth in a Business Lease), and other than the right of the Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase or acquire the Selling Group’s interests in the Business Leases, the Acquired Leased Real Property, the Acquired Leasehold Improvements, the Subleased Real Property, the Subleased Leasehold Improvements or any portion thereof or interest therein, except as would not reasonably be expected to be material to the Business or the Acquired Assets, taken as a whole.
(d)    To the Knowledge of the Seller, except as expressly set forth on Schedule 4.10(d), the Acquired Leased Real Property, the Subleased Leasehold Improvements and the Subleased Real Property, the Acquired Leasehold Improvements and the Subleased Leasehold Improvements have no material defects, are in working order and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and are adequate and suitable for their present uses.
(e)    To the Knowledge of the Seller, except as expressly set forth on Schedule 4.10(e), no portion of the Acquired Leased Real Property or the Subleased Real Property is the subject of any condemnation or similar proceedings, nor has any portion of the Acquired Leased Real Property or the Subleased Real Property been damaged by any casualty which has not been fully repaired.
4.11    Tangible Personal Property. Except as would not reasonably be expected to be material to the Business or the Acquired Assets, taken as a whole, (a) the Selling Group has good and valid title to, or in the case of leased assets, a valid leasehold interest in, all of the Acquired Tangible Personal Property and (b) the Acquired Tangible Personal Property is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it is presently used in the ordinary course of business.
4.12    Sufficiency of Assets. The Acquired Assets, taken as a whole, together with the rights, services and assets to be made available under the Transaction Documents and Section 6.11, and any assets described in Schedule 4.12, constitute all of the assets necessary to operate the Business in substantially the same manner immediately after the Closing as it is conducted by the Selling Group and its Affiliates immediately prior to the Closing (it being understood and agreed that nothing set forth in this Section 4.12 constitutes a representation or warranty that the Acquired Assets can or will be operated at the existing performance levels following the Closing Date).
4.13    Material Contracts.

(a)    Schedule 4.13(a) sets forth a complete and correct list of all of the Material Contracts. The Seller has made available to the Buyer true, correct and complete copies of all such Material Contracts. For purposes of this Agreement, “Material Contracts” means the following Contracts (other than Acquired Leases, Plans and the Transaction Documents) exclusively relating to, or necessary for the operation in the ordinary course of, the Business or the Acquired Assets that will be in effect after the Closing Date:
(i)    any written Contract, or group of related written Contracts, (A) providing for the payment of $1,000,000 per annum or an aggregate of $2,000,000 under the terms of such Contract, or in each case, the equivalent thereof in any other currency or (B) with the 17 largest customers (measured by Dollar volume) of the Selling Group with respect to the Business during the one-year period ended January 2, 2015 with whom the Selling Group has entered into a written Contract (other than a purchase order);
(ii)    any written Contract under which the Seller has imposed an Encumbrance on any material Acquired Asset;
(iii)    any written Contract to materially increase remuneration to any service provider of any member of the Selling Group or increase distributions under any written compensation Contract;
(iv)    each written consulting Contract providing for aggregate annual remuneration or compensation to such service provider of at least $250,000;
(v)    any written collective bargaining agreement or other written agreements with any labor organization, works council, trade association or similar employee representative other than national level and industry specific collective bargaining agreements;
(vi)    any written Contract for the employment of any individual on a full-time, part-time, or other basis providing annual compensation (consisting of base salary and target bonus) in excess of $250,000 or providing severance benefits other than statutory severance benefits;
(vii)    any written Contract with a director or officer of the Seller or the Selling Group;
(viii)    any written Contract concerning a partnership, limited liability company or joint venture or any right to acquire, or obligation to sell, any partnership, membership or other interest in any Person;
(ix)    except as would not be material to the Business or the Acquired Assets, taken as a whole, any written Contract entered into other than in connection with the transactions contemplated by this Agreement (A) imposing obligations of confidentiality on the Seller that are outside the ordinary course of business, (B)

imposing obligations of exclusivity on the Seller with respect to any supplier of the Business, (C) containing any covenant restricting the ability of the Seller to compete or engage in any line of business in any geographic area or (D) that would be subject to mandatory renegotiation at the election of the counterparty thereto as a result of the consummation of the transactions contemplated by this Agreement;
(x)    any written settlement, conciliation or similar agreement with any Governmental Authority that will require satisfaction of any obligations after the date of this Agreement; and
(xi)    each written Contract providing for capital expenditures involving future payments in excess of $1,000,000 individually or in the aggregate.
(b)    All of the Material Contracts are legal, valid and binding obligations of the Seller or member of the Selling Group party thereto, and, to the Seller’s Knowledge, the other parties thereto, enforceable in accordance with their respective terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at Law), and are in full force and effect on the date hereof. Except as would not reasonably be expected to have a Material Adverse Effect, neither any member of the Selling Group nor, to the Seller’s Knowledge, any party with whom any member of the Selling Group has entered into any Material Contract, is (or would be with or without the passage of time, the giving of notice or both) in breach or default under any of the Material Contracts. To the Seller’s Knowledge, no party has repudiated any provision of any Material Contract or given written notice of its intent to revoke or not to renew any Material Contract.
4.14    Affiliate Agreements. Except for the Transaction Documents, there are no Affiliate Agreements.
4.15    Licenses.
(a)    Except as would not reasonably be expected to have a Material Adverse Effect, the Selling Group is in compliance with the terms of all authorizations, permits, exemptions, variances or other approvals issued by any Governmental Authority that are used or held for use exclusively in connection with, or are necessary in the ordinary course for the ownership, operation or conduct of, or otherwise material to, the Business (collectively, the “Licenses”). Except for Licenses retained by the Selling Group that are subject to the terms of the Transition Services Agreement, Section 6.11 or any Local Market Agreements, and Licenses that under applicable Law may not be assigned but, assuming the Buyer or its Buying Affiliates submit an application therefor that is in proper form, are obtainable in the ordinary course and without material delay, the Licenses will remain in full force and effect and will be available for use on substantially the same terms by the Buyer or its Buying Affiliates, as applicable, immediately after the Closing.

(b)    Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 4.15 are the sole and exclusive representations and warranties made by the Seller with respect to the Licenses.
4.16    Employees.
(a)    Personnel and Corporate Officers.
(i)    Schedule 4.16(a)(i) sets forth with respect to the Business: the name, date of hire, period of continuous service, salary (or other remuneration), incentive compensation, location, country, status as an inactive employee (if applicable) and other benefits of each Business Employee except that the names (and other personal data that would allow an individual to be identified) of any Business Employees of any member of the Selling Group that is located or organized in a jurisdiction that restricts disclosure of personally identifiable information may be redacted in Schedule 4.16(a)(i) and substituted with an internal identification number.
(ii)    Other than Plans listed in Schedule 4.20(a), there are no material pension funds applicable to any Business Employee other than statutory social security contributions, and there are no material Contracts with trade unions in relation thereto.
(b)    Payments on Termination. Except as disclosed on the Financial Statements, the Selling Group has not since January 1, 2014, with respect to the Business:
(i)    incurred a material Liability for breach or termination of any employment Contract with a Business Employee including a redundancy payment, protective award and compensation for wrongful dismissal, unfair dismissal and failure to comply with an order for the reinstatement or re-engagement of an employee which would be a Liability of the Buyer or any Buying Affiliate after the Closing Date; or
(ii)    made or agreed to make a material payment, or provided or agreed to provide a material benefit, to a Business Employee or to any of their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment Contract which would be a Liability of the Buyer or any Buying Affiliate after the Closing Date.
(c)    Trade Unions. No Business Employee is covered by any collective bargaining or other agreements, arrangements or relationships with any trade union, works council, staff association or other body representing any of its employees, and no such collective bargaining or other agreements, arrangements or relationships is being negotiated, or has been negotiated since January 1, 2014, by any member of the Selling Group or any of its Affiliates that relates to any Business Employee.

(d)    No Work Stoppages. To the Seller’s Knowledge, there is neither pending nor threatened any labor dispute, strike or work stoppage involving Business Employees that affects or is reasonably likely to affect the Business in any material respect, and no such matters have occurred since January 1, 2014. To the Knowledge of the Seller, there are no union organization efforts relating to Business Employees or any representation question involving recognition as a collective bargaining agent for any Business Employees, and no such matters have occurred since January 1, 2014. To the Seller’s Knowledge, there is no pending or threatened, charge or complaint against the Selling Group with respect to the Business by or before the National Labor Relations Board (or state or local labor Governmental Authority), the Unions de Recouvrement des Cotisations de Sécurité Sociale et d'Allocations Familiales or any respective representative thereof. There have been no strikes, walkouts or work stoppages involving Business Employees since January 1, 2014.
(e)    WARN Act. Since January 1, 2014, there has been no mass layoff or plant closing as defined by the Workers Adjustment and Retraining Notification Act or similar international or state “plant closing” law (collectively, the “WARN Act”) with respect to the Business Employees the result of which is reasonably likely to result in a Liability to the Selling Group.
(f)     Immigration. Each Business Employee is legally entitled to work in the country in which such Business Employee performs services for the Business. For each Business Employee working in the United States, the Selling Group has in its files a Form I-9 in accordance with and to the extent required by applicable Law.
(g)    Compensation Related to Transaction. Except as set forth in Schedule 4.16(g), neither the execution of this Agreement nor the consummation of the Transactions will entitle any Business Employee to severance pay, unemployment compensation or any other payment (including any incentive or bonus) by any member of the Selling Group in excess of $250,000.
4.17    Litigation; Compliance with Law.
(a)    Except as would not reasonably be expected to have a Material Adverse Effect, there is no Proceeding pending, or, to the Seller’s Knowledge, threatened against or relating to the Selling Group with respect to the Business or the Acquired Assets. Except as would not reasonably be expected to have a Material Adverse Effect, none of the members of the Selling Group is in default with respect to any Order applicable to the Business and all such Orders are listed in Schedule 4.17(a).
(b)    To the Seller’s Knowledge, none of the members of the Selling Group is in material violation of any Law or Order applicable to the Business or the Acquired Assets. Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 4.17(b) do not apply to any matters that are subject to the representations and warranties set forth in Section 4.6 (Taxes), Section 4.8 (Intellectual Property), Section 4.15 (Licenses), Section 4.19 (Environment), Section 4.20 (ERISA

Compliance; Related Matters), Section 4.22 (Foreign Corrupt Practices Act; Ethical Practices) or Section 4.23 (Export Control Laws and Customs Laws), it being understood that the representations and warranties set forth in Section 4.6, Section 4.8, Section 4.15, Section 4.19, Section 4.20, Section 4.22 and Section 4.23 are the sole and exclusive representations and warranties with respect to the respective matters set forth therein.
4.18    Brokerage or Commissions. No Person is entitled to receive a success fee, finder’s fee, brokerage fee, financial advisory fee or commission from or through any member of the Selling Group in connection with this Agreement, the Transaction Documents or the consummation of the Transactions for which the Buyer or any Buying Affiliate has or would have any Liability.
4.19    Environment.
(a)    Solely to the extent they relate exclusively to the Business:
(i)    The Selling Group has obtained all permits, Licenses, registrations and other authorizations under Environmental Laws (collectively, “Environmental Permits”) required for the operation of the Business as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect;
(ii)    The Selling Group is in compliance in all material respects with all such Environmental Permits, and the Selling Group is and has been in compliance in all material respects with all Environmental Laws;
(iii)    There is no Environmental Claim pending or, to the Seller’s Knowledge, threatened against the Selling Group; and
(iv)    The Selling Group has not received any notice of, nor to the Seller’s Knowledge, are there any Proceedings pending regarding the Business or the Acquired Assets relating in any way to any Environmental Laws.
(b)    The Seller has made available to the Buyer true and complete copies of all material Environmental Permits and all material environmental studies, assessments, or other material documentation in the possession or control of the Selling Group with respect to the Business.
(c)    Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 4.19 are the sole and exclusive representations and warranties made by the Seller with respect to Environmental Law-related matters.
4.20    ERISA Compliance; Related Matters.
(a)    Schedule 4.20(a) contains a complete and correct list of each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other benefit or compensation plan, program, agreement, written Contract or arrangement that is maintained or sponsored by the Selling Group or any of its Affiliates for the benefit of any Business Employee (each a “Plan”).
(b)    Each Plan (other than a Plan that is not maintained or sponsored by the Selling Group) has been, and, to the Knowledge of the Sellers, each Plan that is not maintained or sponsored by the Selling Group has been, maintained, operated and funded in compliance in all material respects with its terms and with all applicable Laws including ERISA and the Code.
(c)    Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS stating that the Plan is so qualified and that the related trust is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred that is reasonably likely to adversely affect the qualification of such Plan.
(d)    No Plan is a pension plan subject to Title IV of ERISA, a “multiemployer plan” as defined in Section 3(37) of ERISA, a plan described in Section 413 of the Code, or a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA. None of the Seller or any ERISA Affiliate have any liability under Title IV of ERISA that has not been satisfied. For the past six (6) years, none of the Seller or any ERISA Affiliate has withdrawn from a multiemployer plan or terminated an existing pension plan subject to Title IV of ERISA. The consummation of the Transaction will not result in an assessment or withdrawal liability with respect to any multiemployer plan.
(e)    All material contributions required to be made and due under each Plan for all periods through and including the date hereof and the Closing Date, as applicable, have been or will be made. All material vacation pay, income tax remittances, accrued wages, salaries and commissions, and employer contributions under any applicable workers’ compensation legislation required to be paid with respect to the Business Employees for all periods through and including the date hereof and the Closing Date, as applicable, have been or will be paid.
(f)    No Plan provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment or service, except as may be required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and similar state law (“COBRA”) and at the expense of the participant or the beneficiary of the participant. The Seller and the ERISA Affiliates have complied and are in compliance with the requirements of COBRA in all material respects.
(g)    The consummation of the Transactions will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the funding or forfeiture of, compensation or benefits under any Plan.
(h)    The Seller has made available to the Buyer written copies of each Plan or, to the extent a Plan is not in writing, a summary of each Plan that is accurate in all material respects.

(i)    For the past six (6) years, no reportable event, as described in Section 4043 of ERISA, has occurred with respect to any Plan or any benefit plan of an ERISA Affiliate of the Sellers, and the consummation of the Transactions will not constitute a reportable event with respect to any Plan or any benefit plan of an ERISA Affiliate of the Seller.
(j)    Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 4.20 are the sole and exclusive representations and warranties made by the Seller with respect to Plan-related matters.
4.21    Customers and Suppliers.
(a)    Schedule 4.21 sets forth a true, correct and complete list of the 10 largest customers (measured by Dollar volume) of the Selling Group with respect to the Business during the one-year period ended January 2, 2015 (collectively, the “Top 10 Customers”), together with aggregate sales to each such customer during such period. (a) No member of the Selling Group has received written or, to the Seller’s Knowledge, oral notice that any Top 10 Customer intends to terminate its relationship with the Selling Group and (b) no Top 10 Customer has stopped, materially decreased the rate of, or materially changed the terms with respect to purchasing products or services from the Selling Group.
(b)    To the Seller’s Knowledge, no supplier of the Selling Group that is material to the Business has indicated in writing that it will stop or materially decrease the rate of, supplying materials, products or services to the Business.
4.22    Foreign Corrupt Practices Act; Ethical Practices.
(a)    To the Seller’s Knowledge, none of the members of the Selling Group nor any manager, director, officer, agent or employee of the Selling Group has, solely with respect to the Business: (a) offered or used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to any political campaign or activity, (b) offered or made a direct or indirect unlawful payment or conveyance of something of value to any U.S. or non-U.S. government official, employee or political candidate or established or maintained any unlawful or unrecorded funds, (c) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any statute or regulation equivalent to the FCPA or concerning such unlawful payments or gifts in any jurisdiction, (d) offered or given any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value to any U.S. or non-U.S. government official or employee of any Governmental Authority or (e) received any unlawful discounts or rebates in violation of any statute or regulation relating to antitrust or competition. For the purpose of this section, a “non-U.S. government official” means any employee or officer of a government of a non-U.S. country, including any federal, regional or local department, agency, enterprise owned or controlled by the non-U.S. government, any official of a non-U.S. political party, any official or employee of a public international organization, any person acting in an official capacity for, or on behalf of, such entities, and any candidate for non-U.S. political office.

(b)    Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 4.22 are the sole and exclusive representations and warranties made by the Seller with respect to FCPA-related matters.
4.23    Export Control Laws and Customs Laws.
(a)    To the Seller’s Knowledge, the Selling Group, solely with respect to the Business, is, and for the past year has been, in compliance with United States and other applicable customs Laws, economic sanctions, trade embargoes, export and import control Laws, anti-terrorism, and related measures, including those administered by the U.S. Department of Commerce, the U.S. Department of State and the U.S. Department of Treasury (collectively, “Export Laws”). The Selling Group, solely with respect to the Business, has obtained all U.S. and other applicable government approvals, permits or licenses required under applicable Export Laws to fulfill any pending commitments or obligations of the Selling Group with respect to the Business. There are no actions, suits, inquiries, investigations or any other proceedings involving Export Laws with respect to the Business, including those pending, or to the Seller’s Knowledge threatened, involving any member of the Selling Group or any of its directors, officers, employees or agents or other Persons acting on its behalf.
(b)    Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 4.23 are the sole and exclusive representations and warranties made by the Seller with respect to Export Law-related matters.
4.24    Accounts Receivable. All Accounts Receivable represent fees or charges for sales actually made or services actually performed and are legal, validly subsisting and binding claims against the respective debtors as to which performance has been rendered. Unless paid, written off or reserved against in the ordinary course of business prior to the Closing Date, to the Seller’s Knowledge, the Accounts Receivable are collectible in the ordinary course of business net of respective reserves against such Accounts Receivable, which reserves are commercially reasonable, consistent with past practice and set forth in the Financial Statements, as adjusted for operations and transactions through the Closing Date in accordance with past practice. Except to the extent reserved against, no counterclaims or offsetting claims with respect to such Accounts Receivable are pending or, to the Seller’s Knowledge, threatened.
4.25    Acquired Inventory. The Acquired Inventory (a) was acquired or produced, and has been maintained, in the ordinary course of business, (b) is of a quality and quantity usable or salable in the ordinary course of business and (c) includes no damaged, obsolete or spoiled items or items of below standard quality, except in the cases of clauses (b) and (c), any items of obsolete materials of below standard quality that have been reserved as reflected in the Financial Statements, as adjusted for operations and transactions through the Closing Date in accordance with past practice.
4.26    Product Warranty and Product Liability. To the Knowledge of the Seller, substantially all of the products manufactured, sold and delivered by the Selling Group in connection with the Business have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and there is no material Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the Financial Statements, as adjusted for operations and transactions through the Closing Date in accordance with past practice.
4.27    No Other Representations or Warranties. PRIOR TO ITS EXECUTION OF THIS AGREEMENT, THE BUYER HAS CONDUCTED TO ITS SATISFACTION AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE CURRENT CONDITION AND AFFAIRS OF THE ACQUIRED ASSETS AND THE BUSINESS. IN MAKING ITS DECISION TO EXECUTE THIS AGREEMENT AND TO ENTER INTO THE TRANSACTIONS, THE BUYER HAS RELIED AND WILL RELY SOLELY UPON THE RESULTS OF SUCH INDEPENDENT INVESTIGATION AND VERIFICATION AND THE REPRESENTATIONS, WARRANTIES, TERMS AND CONDITIONS OF THIS AGREEMENT, THE TRANSACTION DOCUMENTS AND THE INFORMATION CONTAINED IN THE DISCLOSURE SCHEDULES AND HAS NOT AND WILL NOT RELY ON ANY OTHER STATEMENTS OR ADVICE FROM THE SELLER OR ITS REPRESENTATIVES. THE BUYER ACKNOWLEDGES THAT: (A) IT HAS HAD THE OPPORTUNITY TO VISIT WITH THE SELLER AND MEET WITH ITS REPRESENTATIVES TO DISCUSS THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES, THE BUSINESS AND THEIR CONDITIONS AND PROSPECTS, (B) IT IS NOT RELYING UPON ANY FINANCIAL MODELS OR PROJECTIONS CONCERNING THE ACQUIRED ASSETS, THE BUSINESS AND FUTURE PROSPECTS OF THE BUSINESS AND (C) EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, NEITHER THE SELLER NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACQUIRED ASSETS OR THE BUSINESS, INCLUDING ITS ASSETS, LIABILITIES AND OPERATIONS. EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, THE BUYER ACKNOWLEDGES THAT NEITHER THE SELLER NOR ANY PERSON HAS MADE, AND THE SELLER HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OR THE CONDITION OF THE ACQUIRED ASSETS (INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer, with respect to itself and its Buying Affiliates, represents and warrants to the Seller as follows:
5.1    Right; Power; Authority; Action. The Buyer has the requisite right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the Transactions. Each of the Buyer’s Buying Affiliates has the requisite right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under each Transaction Document to which it is a party and to consummate the Transactions. The governing bodies of the Buyer and each of its Buying Affiliates have, as required, approved this Agreement and the Transactions, and no consent is required to be obtained by the Buyer or its Buying Affiliates in connection with the execution and delivery of this Agreement or the Transaction Documents or the performance of their obligations hereunder and thereunder. Each of the Buyer and its Buying Affiliates is duly organized and validly existing and in good standing as an entity under the laws of the jurisdiction in which it was organized (to the extent good standing or an analogous concept is applicable in such jurisdiction).
5.2    Binding Agreements; Due Execution. This Agreement and each Transaction Document to which the Buyer and its Buying Affiliates is a party has been duly executed and delivered by the Buyer and its Buying Affiliates party thereto, and assuming that this Agreement and each Transaction Document has been duly authorized, executed and delivered by each other party hereto and thereto, is a legal, valid and binding obligation of the Buyer and its Buying Affiliates party thereto and enforceable against the Buyer and its Buying Affiliates party thereto in accordance with their respective terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The other instruments, documents and agreements contemplated hereby and the Exhibits hereto to which the Buyer or any of its Buying Affiliates is a signatory have been duly authorized, executed and delivered by such Buyer or Buying Affiliate and constitute legal, valid and binding obligations of such Buyer or Buying Affiliate enforceable in accordance with their respective terms, in each case assuming the due authorization, execution and delivery by the counterparties thereto, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.3    No Conflict. The execution and delivery of, and performance by each of the Buyer and its Buying Affiliates of its obligations under, this Agreement and the Transaction Documents to which it is party does not:
(a)    conflict with any provision of the charter or other equivalent organizational documents of the Buyer or such Buying Affiliate;
(b)    conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under any written Contract to which the Buyer or such Buying Affiliate is a party or by which any of its properties is bound;
(c)    result in a breach of any Order to which the Buyer or such Buying Affiliate is a party or by which the Buyer or such Buying Affiliate (or the Buyer’s or such Buying Affiliate’s property) is bound or submits;
(d)    result in the creation of an Encumbrance upon any of the assets of the Buyer or such Buying Affiliate; or

(e)    other than those consents, approvals or notices contemplated by the HSR Act or any other applicable competition, merger control, antitrust or similar Law or regulation or such approvals or registrations required in connection with the Transactions under the relevant Laws of any jurisdiction, require the Buyer or such Buying Affiliate to obtain any consent or approval of, or give any notice to or make any registration with, any third party or Governmental Authority, which has not been obtained or made as of the date hereof, except in the cases of clauses (b) through (e) any conflict, violation, default, breach, Encumbrance or failure to obtain or make a consent, approval or notice, as applicable, as would not reasonably be expected to materially and adversely impair the Buyer’s or such Buying Affiliates’ ability to consummate the Transactions.
5.4    Litigation; Compliance with Law. There are no Proceedings pending or, to the Buyer’s Knowledge, threatened and there is no basis therefor against or affecting the Buyer or any of its Buying Affiliates before or by any Governmental Authority, except as would not reasonably be expected to materially and adversely impair the Buyer’s or its Buying Affiliates’ ability to consummate the Transactions or materially and adversely affect the validity or enforceability of this Agreement, the Transaction Documents or any other agreement, document or instrument to which the Buyer or any Buying Affiliate is or is to be a party relating to the Transactions.
5.5    Brokerage or Commissions. No Person is entitled to receive a success fee, finder’s fee, brokerage fee, financial advisory fee or commission from or through the Buyer or any Buying Affiliate in connection with this Agreement, the Transaction Documents or the consummation of the Transactions for which any member of the Selling Group has or would have any Liability.
5.6    Debt Financing.
(a)    The Buyer has delivered to the Seller a true and complete copy of a fully executed commitment letter (as amended, amended and restated, supplemented or otherwise modified with the prior written consent of the Seller or as permitted or required by Section 6.8, including with respect to any Alternate Financing, the “Debt Commitment Letter”) from the Lenders to provide the Buyer with the debt financing set forth therein (the “Debt Financing”) and the fee letter between the Buyer and the Lenders (the “Fee Letter”), which Fee Letter may be redacted in a manner reasonably satisfactory to the Lenders. The proceeds of the Debt Financing will be used to pay the Final Purchase Price and the fees and expenses of the Buyer relating to the transactions contemplated by the Transaction Documents. The Debt Commitment Letter in the form so provided is in full force and effect as of the date hereof and is a valid, legal, binding and enforceable obligation of the Buyer, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (whether enforcement is sought at law or in equity), and to the Knowledge of the Buyer, the other parties thereto. In addition, (i) the Debt Commitment Letter has not been amended, restated or otherwise modified or waived except, in each case, with the prior written consent of the Seller or as permitted or required by Section 6.8, (ii)  the financing commitments in the Debt Commitment Letter have not been withdrawn or terminated and no such withdrawal or termination is contemplated by the Buyer or any of its Affiliates or, to the Knowledge of the Buyer as of the date hereof, any other party thereto, (iii) as of the date hereof, there are no side letters or written understandings to which Buyer or any of its Affiliates is party that interpret the Debt Commitment Letter or contain or impose additional obligations or conditions upon the Buyer or any of its Affiliates, that would affect the availability of the Debt Financing in accordance with the terms of the Debt Commitment Letter and (iv) as of the date hereof, none of the Buyer or its Affiliates is in breach of any of the terms or conditions set forth in the Debt Commitment Letter and, subject to the accuracy of the representations and warranties of the Seller set forth in Article 4, no event has occurred that, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or default on the part of the Buyer or any of its Affiliates or, to the Knowledge of the Buyer, any other party thereto under any term or condition of the Debt Commitment Letter. The Buyer has fully paid any and all commitment fees and other fees in connection with the Debt Commitment Letter that are payable in accordance with the terms of the Debt Commitment Letter.
(b)    Subject to the satisfaction of the conditions set forth in Articles 8 and 9, the Buyer has no reason to believe that any of the conditions to the Debt Financing will not be satisfied on the Closing Date or that the Debt Financing or any portion thereof will otherwise not be available to the Buyer on the Closing Date. The net proceeds from the Debt Financing, when funded in accordance with the Debt Commitment Letter, will, together with the proceeds of the equity committed to be contributed to the Buyer pursuant to the terms of the Equity Commitment Letter, in the aggregate, constitute all of the financing required for the consummation of the Transactions pursuant to the terms of this Agreement and be sufficient for the satisfaction of all of the Buyer’s obligations under the Transaction Documents, including the payment of the Final Purchase Price and any other amounts required to be paid in connection with the consummation of the Transactions. There are no conditions precedent or other contingencies (including in the Fee Letter), other than as expressly set forth in the Debt Commitment Letter, to the Lenders’ obligations to fund the Debt Financing on the Closing Date.
5.7    Equity Commitment Letter. Concurrently with the execution of this Agreement, the Buyer has delivered to the Seller the duly executed Equity Commitment Letter in the form attached hereto as Exhibit C (the “Equity Commitment Letter”) of American Industrial Partners Capital Fund V, L.P., a Delaware limited partnership (the “Sponsor”). The Equity Commitment Letter is in full force and effect and is a valid, binding and enforceable obligation of Sponsor and no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of Sponsor under such Equity Commitment Letter.
5.8    Ownership. The Buyer is controlled by Sponsor and its affiliated investment funds and immediately prior to the Closing, the Buyer shall be an indirect, wholly-owned subsidiary of Sponsor and its affiliated investment funds.
5.9    Solvency. The Buyer is not entering into the Transactions with intent to hinder, delay or defraud either present or future creditors. As of the date hereof, and after giving effect to the Transactions, including the incurrence of debt to finance such Transactions, none of the Buyer, its Buying Affiliates or their respective Subsidiaries will (a) be insolvent (either because its financial condition is such that the sum of its debts is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts (and do not immediately plan to incur debt) beyond its ability to pay as they become due.
5.10    No Other Representations or Warranties. EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, NONE OF THE BUYER, THE BUYING AFFILIATES OR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE BUYER, THE BUYING AFFILIATES OR ANY OF THEIR ASSETS, LIABILITIES OR OPERATIONS.
ARTICLE 6
COVENANTS
6.1    Interim Operations of the Company. The Seller agrees that, except as (x) expressly set forth in or contemplated by this Agreement or the Transaction Documents, (y) set forth in Schedule 6.1 or (z) approved by the Buyer (which consent will not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing Date, the Seller shall not, and shall cause its Selling Affiliates not to, solely with respect to the Business:
(a)    (i) other than in the ordinary course of business, acquire, sell, transfer, license, abandon, fail to maintain or otherwise dispose of (whether by merger, exchange, consolidation, acquisition or equity or assets or otherwise) any Acquired Assets or (ii) incur or suffer any Encumbrances other than Permitted Encumbrances with respect to any Acquired Assets;
(b)    adopt any plan of merger, consolidation, reorganization, complete or partial liquidation or dissolution or file a petition in bankruptcy under any provision of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against the Selling Group;
(c)    enter into, terminate or materially and adversely amend or waive any rights under any customer contract involving consideration in excess of $10,000,000 annually, and other than in the ordinary course of business, enter into, terminate or materially and adversely amend or waive any rights under any other Material Contract;
(d)    enter into or terminate any Acquired Lease or, other than in the ordinary course of business, amend or modify any Acquired Lease;
(e)    other than in the ordinary course of business or unless otherwise required by applicable Law, (i) enter into, adopt, materially amend or terminate any (A) material Plan (other than the UK HMH Plan) or (B) Contract relating to the compensation or severance of any Business Employee providing for an aggregate annual compensation payable to such employee in excess of $200,000, (ii) hire or increase the compensation payable to any Business Employee having an aggregate annual compensation in excess of $200,000, or (iii) make any loan to any officer, director or Business Employee; provided, however, that the Parties acknowledge and agree that the Seller or its Selling Affiliates may, after prior consultation with the Buyer, including providing the Buyer an opportunity to interview each such prospective New Business Employee, hire such persons to fill the open positions set forth on Schedule 6.1(e) (the “New Business Employees”) and provide annual compensation and employee benefits commensurate with those provided to other Business Employees with similar positions or responsibilities and reasonably acceptable to the Buyer;
(f)    enter into any new line of business;
(g)    make any change to the Selling Group’s accounting methods, principles or practices, except as may be required by GAAP or Law;
(h)    unless otherwise required by applicable Law or a change in GAAP, make, change or revoke any election relating to Taxes, file any amended Tax Return, change for Tax purposes any annual accounting period or adopt or change any accounting method, enter into any closing agreement relating to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations applicable to any Tax claim or assessment or take any other action, or omit to take any action, in either case inconsistent with past practice, relating to the filing of any Tax Return or the payment of any Tax in each case to the extent taking such action would materially adversely affect the Acquired Assets or the Business in a Post-Closing Tax Period;
(i)    implement any Business Employee layoffs that would reasonably be expected to trigger notification requirements under the WARN Act;
(j)    enter into any Affiliate Agreements that will not expire or terminate on or before the Closing;
(k)    other than in the ordinary course of business or in accordance with the terms of the Receivables Purchase Agreement, issue any note, bond or other debt security or create, incur, assume or guarantee any Indebtedness relating primarily to the Business or the Acquired Assets;
(l)    cancel, compromise, waive or release any right, claim or series of related claims involving more than $1,000,000 or outside the ordinary course of business;
(m)    settle any material litigation, investigation, arbitration, proceeding or other claim involving or relating to the Business or the Acquired Assets;
(n)    except in connection with the expenditures budgeted with respect to the Wood Dale Facility, make any capital expenditure in excess of $1,000,000 except as provided for in the budget for the Business;

(o)    transfer, assign, or grant any license, sublicense, agreement, covenant not to sue, or permission with respect to any material Acquired Intellectual Property; or
(p)    agree to take any of the actions described in clauses (a) through (o) above.
6.2    Access.
(a)    From the date hereof until the Closing Date or the earlier termination of this Agreement, and subject to applicable Law, the Seller shall, and shall cause its Selling Affiliates to, give the Buyer and its representatives, upon reasonable advance written notice to such party, reasonable access, during normal business hours, to (i) the assets, properties, books, records and agreements of the Business and shall permit the Buyer to make such inspections as it may reasonably require and to furnish the Buyer during such period with all such information exclusively relating to the Business as the Buyer may from time to time reasonably request, and (ii) specified members of the management team of the Business as the Parties may reasonably agree; provided, however, that any such inspections must be conducted in a manner that does not interfere unreasonably with the operation of the Selling Group’s respective businesses and there shall be no environmental sampling or intrusive testing without the prior consent of the Seller; provided further that the Buyer will, and will cause its employees, representatives and agents to keep all information furnished to the Buyer and its representatives in connection with the Transactions confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Seller is not required to provide, or cause to be provided (x) any information or access that the Seller believes could violate applicable Law or the terms of any confidentiality agreement or confidentiality provision in any contract, impact any privilege, including the attorney/client privilege, or otherwise be competitively sensitive or (y) any information relating to bids or offers received from other Persons in connection with the Transactions or any information or analyses (including financial analyses) relating to such bids or offers. Notwithstanding the foregoing, the Buyer will not, and will not permit its Affiliates and representatives to, contact or otherwise communicate with, either orally or in writing, any employee, officer, director, customer or supplier of the Business (including, for such purpose, any employee of the Seller or any of its Selling Affiliates who provides any services to the Business), other than individuals set forth on Schedule 1.1(d), without the prior consent of the Seller, which consent may be provided in writing, by electronic mail or via telephone confirmation by Theodore A. Dosch or Justin C. Choi or such other Person as the Seller may designate in writing to the Buyer.
(b)    The Buyer hereby agrees to defend, indemnify and hold harmless each of the Seller Indemnitees from and against any and all Indemnifiable Losses attributable to personal injury, death or physical or other property damage, or violation of any member of the Selling Group’s or its Affiliate’s or any third Person operator’s rules, regulations or operating policies of which the Buyer or its representatives associated with the Indemnifiable Losses had been informed in writing, arising out of, resulting from or relating to any field visit, environmental property assessment, sampling, boring, drilling or other invasive investigation activities or other due diligence activity conducted by the Buyer or any of its representatives with respect to the Acquired Assets and the Business, EVEN IF SUCH INDEMNIFIABLE LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNITEES, EXCEPTING ONLY INDEMNIFIABLE LOSSES ACTUALLY RESULTING ON THE ACCOUNT OF THE WILLFUL MISCONDUCT OF ANY OF THE SELLER INDEMNITEES.
6.3    Competition Filings. The Seller and the Buyer shall, as promptly as practicable, but no later than five (5) Business Days immediately following the date hereof, file a Pre-Merger Notification and Report Form with respect to the transactions contemplated by this Agreement, and shall promptly provide any supplemental information requested in connection with the filing with respect to the Transactions pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”). The Seller and the Buyer shall promptly make and, as applicable, supplement any other filings with Governmental Authorities that must also be made with respect to the Transactions. Any such notification and supplemental information will be in substantial compliance with the requirements of the HSR Act or other applicable Law. The Seller and the Buyer shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or other applicable Law. The Seller and the Buyer shall promptly inform the other Party of any material communication received by such Party from any Governmental Authority in respect of the HSR Filing or other applicable Law. The Seller and the Buyer shall (a) use their respective commercially reasonable efforts to comply as expeditiously as possible with all requests of any Governmental Authority for additional information and documents, including information or documents requested under the HSR Act or other applicable Law, (b) not (i) extend any waiting period under the HSR Act or other applicable regulation or (ii) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except, in each case, with the prior consent of the other Parties and (c) cooperate with the other Parties and use commercially reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.
6.4    Required Consents.
(a)    In addition to the governmental filing requirements addressed by Section 6.3, subject to Section 6.14, each of the Parties will cooperate and use commercially reasonable efforts to take, or cause to be taken, all appropriate actions and to make, or cause to be made, all filings necessary, proper or advisable under all other applicable Laws, to consummate and make effective the Transactions. Without limiting the generality of the foregoing, the Buyer will use commercially reasonable efforts (a) to obtain all Licenses, permits (including Environmental Permits), consents, approvals, authorizations, qualifications and Orders of Governmental Authorities as are necessary in connection with the consummation of the Transactions and to fulfill the conditions to the Transactions, and (b) to the extent required by Law to be obtained prior to the Closing in order to consummate the Transactions, to obtain them prior to the Closing. In no event, however, will any member of the Selling Group be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with obtaining any License, consent, waiver, confirmation, novation or approval with respect to any Assumed Contract.
(b)    Except as contemplated by the Irrevocable Offer Letter, the Transition Services Agreement and any Local Market Agreement, with respect to any Assumed Contract or any other Acquired Asset that is not transferred or assigned to the Buyer at the Closing (a “Nonassigned Asset”), for a period beginning on the Closing Date and ending as of the time such requisite consent is obtained and the foregoing is transferred and assigned to the Buyer, the Seller shall use commercially reasonable efforts to provide, or cause to be provided, to the Buyer or any of its Buying Affiliates substantially comparable benefits thereof and shall enforce, at the request of and for the account of the Buyer or any of its Buying Affiliates, any rights of the Selling Group arising thereunder against any Person, including the right to elect to terminate or renew in accordance with the terms thereof upon the advice of the Buyer. As a condition to the Seller providing, or causing to be provided, to the Buyer or any of its Buying Affiliates the benefits of any Nonassigned Asset, the Buyer shall perform, at the direction of the Seller, all of the obligations of the Selling Group thereunder and indemnify, defend and hold harmless the Selling Group and its Affiliates from and against any Indemnifiable Losses arising out of or resulting from the Seller providing, or causing to be provided, to the Buyer or any of its Buying Affiliates the benefits of any Nonassigned Asset.
6.5    Further Actions. Subject to Section 6.4, prior to the Closing, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary under applicable Laws in an expeditious manner, including obtaining any necessary consents or approvals from, or making any necessary filings with any domestic or foreign regulatory agencies.
6.6    Employee Matters.
(a)    Non-ARD Employees. With respect to each Non-ARD Employee:
(i)    the Buyer or its Affiliates must, at least thirty (30) days prior to the Closing, offer each Non-ARD Employee employment to be effective upon Closing, on terms substantially comparable in the aggregate to those upon which the Non-ARD Employee was previously employed by the Selling Group or its Affiliates immediately prior to the Closing including offering the Non-ARD Employee participation in employee benefit plans that are substantially comparable in the aggregate to the employee benefit plans that they participated in immediately prior to the Closing Date and where the Buyer or its Affiliates waives any waiting periods and recognizes the Non-ARD Employee's service with the Selling Group or its Affiliates as being service with the Buyer or its Affiliates for the purpose of all service-related entitlements other than defined benefit accruals or to the extent such recognition would result in the duplication of benefits;
(ii)    at the Closing, the Seller will, and will cause its Selling Affiliates to, to the extent legally permissible, immediately release (or procure the release of) such Non-ARD Employees from employment with the Selling Group or its Affiliates without further notice;
(iii)    subject to Section 6.6(a)(iv) below, the Seller will fully indemnify and hold harmless the Buyer and its Affiliates against any Employment Losses arising out of the Non-ARD Employee’s employment by the Selling Group or its Affiliates and/or any termination of the Non-ARD Employee’s employment by the Selling Group or its Affiliates at or prior to the Closing; and
(iv)    in the event an offer of employment is not made in accordance with Section 6.6(a)(i), the Buyer will fully indemnify and hold harmless the Selling Group and its Affiliates against any Employment Losses arising out of the Non-ARD Employee’s continued employment and/or any termination of the Non-ARD Employee’s employment.
(b)    Except as otherwise provided in Section 6.6(a):
(i)    The Seller shall be responsible for all Liabilities relating to or arising out of the employment, engagement, remuneration, or cessation of employment with the Selling Group or any of its Affiliates of any Transferred Employee with respect to all periods prior to and ending with the Closing; and
(ii)    the Buyer shall be responsible for all Liabilities relating to or arising out of the employment, engagement, remuneration, refusal to hire or cessation of employment with the Buyer or any Buying Affiliate of any Transferred Employee with respect to all periods from and after the Closing. The Seller shall pay each Transferred Employee all earned or accrued wages, salary, commission, bonus, vacation pay, severance, paid time off and other employee compensation and benefits related to employment with the Selling Group or any of its Affiliates for all periods through the Closing in a timely fashion and not later than the date such payment is required by Law or the provisions of any Plan under which such compensation is or becomes duly payable. The Seller shall cause any outstanding and unvested awards of long-term cash incentives and awards of equity in the Seller or an Affiliate of the Seller held by a Transferred Employee to fully vest as of the Closing, to the extent permitted by local Law and the rules of the incentive arrangement, and shall be responsible for the payment and cost of such cash and equity awards. The Seller shall cause any Plan that is a defined contribution plan to allow Business Employees to make direct rollovers of account balances in such plan to a defined contribution plan maintained by the Buyer on or after the Closing Date to the extent permitted by local Law and the rules of such Plan.

(c)    Without limiting the generality of Section 12.3, the provisions of this Section 6.6 are solely for the benefit of the Parties and their Affiliates, and no current or former employee of the Selling Group or its Affiliates shall be regarded for any purpose as a third-party beneficiary of this Agreement. Nothing in this Agreement shall be construed as an amendment to any Plan or other employee benefit plan for any purpose, or to obligate the Buyer or any of its Affiliates to employ any Business Employee for any period of time after the Closing.
(d)    ARD Employees. The parties acknowledge that the Transfer Regulations will apply to the Transactions and pursuant to the Transfer Regulations the Contracts of employment or employment (as applicable) of the ARD Employees will have effect from the Closing as if originally made between the Buyer or an Affiliate of the Buyer and the ARD Employees, except with respect to the ARD Employees’ rights to old age invalidity or survivors’ benefits under any occupational pension scheme as far as provided for by mandatory national Law and subject to any individual objecting to the transfer, and all the Selling Group’s and its Affiliates’ rights, powers, duties and liabilities in connection with such employment Contracts or employment (as applicable) shall transfer automatically to the Buyer or its Affiliates.
(e)    Non-Transferring ARD Employees. If an ARD Employee exercises his or her right under the Transfer Regulations or applicable local Law not to transfer to the Buyer or its applicable Buying Affiliate as a result of any act or omission of the Buyer, the Buyer shall be responsible for and shall indemnify the Selling Group and its Affiliates against any Employment Losses arising out of or in connection with the employment of that ARD Employee after the Closing Date and/or termination of the contract of employment of that ARD Employee incurred by the Selling Group or any of its Affiliates.
(f)    Collective Agreements. The Buyer or its Affiliates (as applicable) shall continue to observe the terms of any collective agreements or other similar agreements that applied to the ARD Employees’ employment before the Closing. The Buyer or its Affiliates (as applicable) shall put in place employee benefit plans for the ARD Employees providing benefits that are consistent with such collective or similar agreements or are required under the Transfer Regulations or applicable local Law. For the avoidance of doubt, nothing contained in this clause (f) shall limit the indemnification obligation of the Buyer contained in Section 6.6(j)(ii).
(g)    Remaining Employees. If, following the Closing Date, it is established to the reasonable satisfaction of the Seller that the Contract of employment or employment (as applicable) of an ARD Employee identified by the Seller or its Affiliates as such prior to the Closing Date and set forth on Schedule 1.1(c) did not transfer in accordance with the Transfer Regulations other than as a result of the ARD Employee exercising his or her right not to transfer or as a result of any additional statutory timeframe for the transfer of Protected ARD Employees due to local legal requirements (“Remaining ARD Employee”), then:

(i)    the Buyer, or its applicable Affiliate, in consultation with the Seller, shall as soon as reasonably possible but in any event within fourteen (14) Business Days of being so requested by the Seller or its Affiliates, make to each such Remaining ARD Employee an offer in writing to employ him/her on their existing terms and conditions and such Remaining ARD Employee shall be treated as an ARD Employee for the purposes of this Agreement;
(ii)    upon acceptance of the offer made pursuant to Section 6.6(g)(i) above, or in the event an offer of employment was: (A) not made in accordance with Section 6.6(g)(i) above or (B) was not accepted by the expiry of the seven (7) Business Day period following an offer being made in accordance with Section 6.6(g)(i), the Seller or its Affiliates will terminate the employment of any Remaining ARD Employee concerned with immediate effect and without notice; and
(iii)    the Buyer or its applicable Affiliate shall indemnify the Selling Group and its Affiliates against any Employment Losses arising out of or in connection with the employment and/or termination of the Contract of employment of any Remaining ARD Employee after the Closing Date, except to the extent that any Remaining ARD Employee did not accept the offer of employment by the Buyer made in accordance with Section 6.6(g)(i) or termination arises as a result of Section 6.6(g)(ii)(B) above, in which case any such Liabilities will remain with the Seller.
(h)    Undisclosed Employees. If, following the Closing Date, any Contract of employment of a person who is neither an ARD Employee nor a Non-ARD Employee has effect or is alleged to have effect as if originally made between the Buyer or its Affiliates and that person pursuant to the Transfer Regulations (“Undisclosed Employee”), then:
(i)    the Buyer or its Affiliates will as soon as reasonably practicable but in any event within five (5) Business Days of becoming aware of this fact, notify the Seller in writing;
(ii)    the Seller or an Affiliate of the Seller may, within seven (7) Business Days of receipt of the notification pursuant to Section 6.6(h), make an offer in writing to employ such Undisclosed Employee under a new Contract of employment to take effect no later than twenty (20) Business Days after receipt of the notification pursuant to Section 6.6(h)(i);
(iii)    if an offer made pursuant to Section 6.6(h)(ii) is accepted, the Buyer agrees immediately to release (or to procure the release of) the Undisclosed Employee from employment with the Buyer or its Affiliates;
(iv)    in the event an offer pursuant to Section 6.6(h)(ii) is not made, or is not accepted by the expiry of the seven (7) Business Day period following an offer being made in accordance with Section 6.6(h)(ii), the Buyer or its Affiliates (as applicable) may terminate the employment of the Undisclosed Employee provided such termination:

(A)    is conducted in accordance with applicable employment Law and in accordance with the contractual terms and conditions of the relevant Transferring Employee’s employment; and
(B)    occurs no later than ninety (90) days after the Closing Date;
(v)    subject to and conditional on the Buyer and its Affiliates having complied with Section 6.6(h)(i) and the Undisclosed Employee’s employment having been terminated in accordance with Section 6.6(h)(iv), the Seller shall indemnify the Buyer and its Affiliates against all Employment Losses which arise out of or in connection with the employment and/or the termination of the employment of such Undisclosed Employee pursuant to Section 6.6(h)(iv) excluding any Employment Losses attributable to a finding (by a court of tribunal of competent jurisdiction) of discrimination or discriminatory dismissal on the part of the Buyer or its Affiliates; and
(vi)    if the Buyer does not terminate the Contract of employment of any Undisclosed Employee in accordance with Section 6.6(h)(iv), any Undisclosed Employee shall be treated as an ARD Employee for the purposes of this Agreement.
(i)    Information and Consultation. The Seller and the Buyer will comply, or shall cause their respective Affiliates to comply, with their respective obligations to inform and consult under the Transfer Regulations or otherwise in connection with the Transactions, including the obligations under regulation 13 and 14 of TUPE, and the Seller and the Buyer will provide each other with such information as the other may reasonably request in order to allow it to perform its obligations to inform and consult under the Transfer Regulations or otherwise in connection with the Transactions contemplated by this Agreement, including the obligations under regulation 13 and 14 of TUPE.
(j)    Buyer Indemnities. The Buyer shall indemnify the Selling Group and its Affiliates from and against any and all Employment Losses that the Selling Group or its Affiliates may suffer, sustain, incur or pay:
(i)    arising from the employment by the Buyer or any of its Affiliates of the ARD Employees or any agent, contractor, employee of the Buyer or its Affiliates on or after the Closing Date or which are attributable to any act or omission (or alleged act or omission) of the Buyer or any of its Affiliates in relation to any of the ARD Employees, Remaining ARD Employees, or any person who would have been an ARD Employee but for such act or omission (or alleged act or omission) of the Buyer or any agent, contractor, employee of the Buyer or any of its Affiliates;
(ii)    by reason of any ARD Employee’s employment terminating pursuant to the Transfer Regulations or applicable local Law due to a substantial change in his or her working conditions or terms and conditions of employment to his or her detriment pursuant to the Transfer Regulations or applicable local Law; and

(iii)    as a result of any failure by the Buyer or its Affiliates to comply with their obligations to inform and consult under the Transfer Regulations.
(k)    Seller Indemnities. The Seller shall indemnify the Buyer and its Affiliates from and against any and all Employment Losses that the Buyer or its Affiliates may suffer, sustain, incur or pay as a result of any failure by the Seller or its Affiliates to comply with their obligations to inform and consult under the Transfer Regulations.
(l)    Cooperation. If any person, whether or not an ARD Employee or a Non-ARD Employee, makes a claim against the Seller or the Buyer or their respective Affiliates in connection with such person’s employment or alleged employment by that party, the Seller and the Buyer (as may be the case) shall:
(i)    give to each other or their respective Affiliates as soon as reasonably practicable following written request by the designated respondent(s) of the claim, all information which may be reasonably relevant to such claim and shall render to each other (at the respondent’s cost) such assistance and co-operation as the other may reasonably require in contesting, settling or dealing with any such claim; and
(ii)    before any agreement is made with respect to the payment of any claims, demands, actions, proceedings and settlement, the respective respondent shall have obtained the prior written agreement of the indemnifying party under this Agreement (which shall not be unreasonably withheld).
(m)    Miscellaneous. Notwithstanding anything set forth in this Section 6.6, (i) with respect to employees in any Subject Jurisdiction, all references to the Closing or Closing Date in this Section 6.6 shall be deemed to be references to the applicable Deferred Local Market Closing or Deferred Local Market Closing Date, respectively and (ii) the provisions of this Section 6.6 will not be applicable to a Non-ARD Employee who is not actively at work at the time an offer of employment is otherwise required to be made to the Non-ARD Employees pursuant to this Section 6.6 until such time that such Non-ARD Employee returns to work, provided that such Non-ARD Employee would have otherwise been entitled to return to his or her position with the Business under applicable Law.
6.7    Supplements to Disclosure Schedules. The Seller shall supplement any portion of the Disclosure Schedules and deliver such schedules (as so supplemented, the “Supplemental Schedules”) to the Buyer on or prior to the Closing Date for the purpose of updating disclosures made therein to reflect any facts or matters occurring after the date hereof and on or prior to the Closing Date (“Disclosed Additional Matters”); and, to the extent the Closing occurs, such Disclosed Additional Matters will be treated as if they had been included in the Disclosure Schedules as of the date hereof for the purpose of determining whether any Buyer Indemnitee is entitled to indemnification for breach of a representation and warranty of the Seller pursuant to Section 10.1(a).  Notwithstanding the foregoing, no Disclosed Additional Matter will qualify any representations and warranties of the Seller for the purpose of determining the satisfaction of the conditions to Closing under Article 8.

6.8    Debt Financing.
(a)    The Buyer shall use its reasonable best efforts to:
(i)    take, or cause to be taken, all appropriate action, to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter and any Fee Letter, including (A) maintaining in effect and complying in all material respects with its obligations under the Debt Commitment Letter (or obtaining the waiver of such obligations) , including the negotiation of definitive agreements with respect to the Debt Financing on terms and conditions contained in the Debt Commitment Letter, (B) satisfying on a timely basis all conditions in the Debt Commitment Letter, (C) enforcing its rights under the Debt Commitment Letter and (D) to the extent the senior secured notes have not been issued in an amount that equals or exceeds the bridge financing provided for in the Debt Commitment Letter, drawing upon the bridge financing provided for therein;
(ii)    negotiate definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) as promptly as practicable after the date hereof but in any event no later than the Closing Date on the terms and conditions contained in the Debt Commitment Letter, which Definitive Agreements shall be effective no later than the Closing Date; and
(iii)    consummate the Debt Financing no later than the Closing Date in accordance with the terms and conditions contained in the Debt Commitment Letter; provided, however, that the Buyer may agree to or permit any amendment, modification or waiver of the Debt Commitment Letter or any Fee Letter that would not and would not reasonably be expected to (A) reduce the aggregate amount of the Debt Financing set forth in the Debt Commitment Letter to an amount less than the aggregate amount necessary to consummate the Transactions pursuant to the terms of this Agreement and to satisfy all of the Buyer’s obligations under the Transaction Documents, including the payment of the Final Purchase Price and any other amounts required to be paid in connection with the consummation of the Transactions, (B) adversely impact the ability of the Buyer to enforce its rights against the other parties to the Debt Commitment Letter or the Definitive Agreements, (C) expand the conditions precedent or other contingencies to the funding of the Debt Financing on or prior to the Closing Date contained in the Debt Commitment Letter as in effect as of the date hereof so long as the requirements of this proviso are satisfied or (D) prevent or materially delay the consummation of the Transactions (it being understood that nothing herein shall prevent the Buyer from amending the Commitment Letter to add agents, co-agents or arrangers as contemplated in the Commitment Letter).
(b)    The Buyer shall give the Seller prompt notice upon becoming aware of any breach of the Debt Commitment Letter by a party to the Debt Commitment Letter or any termination of the Debt Commitment Letter or any Fee Letter. The Buyer shall keep the

Seller informed on a timely basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and any material developments relating to the Debt Financing and shall not permit any amendment, supplement or modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letter or the Fee Letter without Seller’s prior written consent, except as otherwise permitted under Section 6.8(a)(iii) above. In the event that the Buyer becomes aware of any event or circumstance that makes procurement of all or any portion of the Debt Financing unlikely to occur in the manner or from the sources contemplated in, or pursuant to the terms (including the “market flex” provisions) and conditions of, the Debt Commitment Letter and any Fee Letter, the Buyer shall immediately notify the Seller, and the Buyer shall use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event or circumstance, replacement commitments (other than amounts that are replaced by the Buyer’s cash on hand) from alternate sources (such portion from alternate sources, the “Alternate Financing”) on terms and conditions that are not materially less favorable in the aggregate to the Buyer than those contained in the Debt Commitment Letter and the Fee Letter; provided, however, that such Alternate Financing shall not (i) be subject to any additional or modified conditions or other contingencies to the funding of the Debt Financing on the Closing Date other than those contained in the Debt Commitment Letter or (ii) otherwise be reasonably likely to prevent or materially delay the Closing or the date on which the Debt Financing would be obtained. The Buyer shall deliver to the Seller complete and correct copies of all amendments, supplements, other modifications or agreements pursuant to which any Alternate Financing shall be made available to the Buyer.
(c)    Prior to the Closing, the Seller shall use all reasonable best efforts to provide, and shall cause its Affiliates to use all reasonable best efforts to provide, in connection with the arrangement of the Debt Financing or any offering of senior secured notes, at the Buyer’s expense all reasonable cooperation requested by the Buyer that is customary in connection with the arrangement of debt financing for transactions that are substantially similar to the transactions contemplated by the Transaction Documents, including using all reasonable best efforts to (i) provide promptly, and in any event no later than thirty (30) days after the date hereof, an audited, combined balance sheet of the Selling Group with respect to the Business for the fiscal year ended on January 1, 2013, which balance sheet shall either be added to the financial statements provided under Section 4.4 (with any necessary updates to the footnotes thereto) or attached as supplemental information to the financial statements provided under Section 4.4, as the Buyer may elect, (ii) provide unaudited consolidated balance sheets and related unaudited statements of operations, changes in parent company investment and cash flows, in each case prepared in accordance with GAAP, of the Selling Group with respect to the Business for each fiscal quarter (other than the fourth fiscal quarter) ended after January 2, 2015, and cause the Selling Group’s accountants to conduct a review of such quarterly financial statements and the corresponding period in the previous fiscal year, in accordance with applicable accounting standards), in each case no later than 45 days after the end of such fiscal quarter, (iii) cooperate with the Buyer and provide assistance to the Buyer in connection with the preparation of a pro forma consolidated balance sheet and related pro forma consolidated statement of operations of Buyer, as of the end of or for the latest four-fiscal quarter period most recently ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if they had occurred as of the end of such period (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations, which need not to include adjustments for purchase accounting or be prepared in compliance with Regulation S-X under the Securities Act of 1933), provided that the Seller and the Selling Group shall not be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for any pro formas or projected financial information identified therein, (iv) provide such other financial and other pertinent information regarding the Acquired Assets or the Business as may be reasonably requested in writing by the Buyer or its Lenders in order to consummate the Debt Financing necessary to satisfy the conditions to the availability of the Debt Financing set forth in the Debt Commitment Letter, including but not limited to the ability of the Lenders to conduct field exams and inventory appraisals, and including such financial data of the type and form (including pro forma financial data) customarily included in offering memoranda, private placement memoranda and similar documents customarily used in Rule 144A “for life” offerings of non-convertible debt securities as may be reasonably required by the Buyer or its Lenders to consummate an offering of senior secured notes, in form and substance necessary to assist in receiving customary “comfort” (including customary “negative assurances”) from independent accountants, (v) participate in a reasonable number of informational meetings, due diligence sessions, rating agency or other presentations or road shows in connection with the Debt Financing or any offering of senior secured notes, (vi) assist in the preparation of customary material for rating agency presentations, bank information memoranda, offering documents, private placement memoranda and similar documents required in connection with the Debt Financing or any offering of senior secured notes, (vii) request required consents of the Selling Group’s accountants for use of their reports in any materials relating to the Debt Financing (or any offering of senior secured notes) where the inclusion of such reports is necessary and cause such accountants to provide customary comfort letters and customary representation letters in connection with the Debt Financing (or any offering of senior secured notes) in accordance with normal practice for transactions of this type and (viii) take such other actions reasonably requested by the Buyer or its Lenders to facilitate the satisfaction of all conditions to the Debt Financing that are within its control, it being understood and agreed that information and documents provided by the Seller may be delivered to agents and lenders under the Debt Commitment Letter and their representatives (subject to customary arrangements for confidentiality that are substantially similar to the provisions in the Confidentiality Agreement, including the Buyer providing prior written notice of disclosure to the Seller), provided that (A) such requested cooperation does not (w) unreasonably interfere with the ongoing operations of the Selling Group or the Business, (x) cause any representation, warranty, covenant or other term in this Agreement to be breached, (y) cause any closing condition set forth in Article 8 or Article 9 to fail to be satisfied or (z) result in any employee, officer or director of the Seller, the Selling Group or the Business incurring any personal liability (as opposed to liability in his or her capacity as an officer of such Person) with respect to any matters related to the Debt Financing, (B) neither the Seller nor any Affiliate of the Seller shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Debt Financing or to take any action that would be prohibited by any applicable Law or cause a default of, or breach under, or otherwise violate any Material Contract and (C) nothing in this Section 6.8(c) shall be construed as requiring the Seller to provide financial information other than the financial information described in or specifically set forth in clauses (i), (ii) (iii) and (iv) above. The Buyer shall promptly, upon request by the Seller, reimburse the Seller for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Seller or any of its Affiliates in connection with the cooperation of the Seller and its Affiliates contemplated by Section 4.4 and shall indemnify and hold harmless the Seller and its Affiliates and their respective directors, officers, employees and representatives from and against any and all Indemnifiable Losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith; provided, however, that the foregoing indemnification shall not include Indemnifiable Losses resulting from the bad faith, gross negligence or willful misconduct of the Seller, its Affiliates, or any of their respective directors, officers, employees or representatives. Buyer acknowledges and agrees that, except as otherwise expressly provided in this Section 6.8(c), the Seller and its Affiliates and representatives have no responsibility for any financing (including, for the avoidance of doubt, the Debt Financing and the Alternate Financing) that Buyer may raise in connection with the transactions contemplated hereby.
(d)    For purposes of this Section 6.8, the term “Debt Financing” shall also be deemed to include any Alternate Financing and the term “Debt Commitment Letter” shall also be deemed to include any commitment letter (or similar agreement) with respect to such Alternate Financing.
6.9    Excluded Intellectual Property. Except as expressly set forth in the Transition Services Agreement, no Excluded Intellectual Property is being transferred or licensed to the Buyer or any of its Affiliates pursuant to the Transactions. The Buyer shall not, and shall cause its Affiliates not to, use the Excluded Intellectual Property in any manner, except as expressly provided in the Transition Services Agreement.
6.10    Non-Competition and Non-Solicitation.
(a)    Neither the Seller nor any of its controlled Affiliates will engage, directly or indirectly, in the Business for a period of five (5) years immediately following the Closing Date; provided, however, that nothing herein shall restrict or prohibit the Seller or any of its Affiliates from (i) engaging in Permitted Activities or (ii) acquiring, by any means, any interest in (including through an acquisition of the assets of) a company that is engaged in the distribution or manufacturing of fastener hardware and components, so long as such business does not make up 20% or more of such company’s revenues. For purposes of this Agreement, the term “Permitted Activities” means the distribution of fastener hardware and components provided that such hardware and components (x) are generally commercially available, (y) do not, in the aggregate, comprise more than the lesser of (1) 30% of the sales to a customer (measured on the basis of cost of goods sold)

in any fiscal year (which amount shall be pro rated for any portion of a fiscal year) and (2) $3,000,000; or (z) are sold to any customer listed under the heading “Wire & Cable Customers” on Schedule 6.10(a); provided, however, that in no event will sales of fastener hardware and components to the customers listed under the heading “OEM Supply Customers” on Schedule 6.10(a) be a Permitted Activity for purposes of this Agreement.
(b)    For a period of three (3) years immediately following the Closing Date, neither Party will, directly or indirectly, solicit, attempt to solicit, recruit (each, a “Solicitation”) or hire as an employee, independent representative, independent consultant or otherwise, any person who at the time of such Solicitation or hiring is or was (at any time during the 12-month period prior to such Solicitation) an employee of the other Party or any of such Party’s Subsidiaries, or in any manner induce or attempt to induce any such employee to terminate such person's employment with such entity; provided, however, that a general solicitation or advertisement not targeted at any such persons shall not be a Solicitation and the hireing of any person as a result thereof shall not be prohibited; and provided further that the Seller shall not in any event solicit, recruit, hire or retain any of the Persons listed on the attached Schedule 6.10(b) unless, solely with respect to such Persons who are beneficiaries of statutorily mandated severance benefits, the Buyer has declined to bear the expense of such severance benefits.
(c)    Each Party acknowledges and agrees that the restrictions on its activities under this Section 6.10 are required for the reasonable protection of the Parties. Each Party further acknowledges and agrees that a breach or threatened breach of any of such obligations will result in irreparable harm to the non-breaching Party for which money damages may not be an adequate remedy. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.10 is invalid or unenforceable because it extends for too great a period of time, extends over too large a geographic region or its scope is overly broad, then the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to (and is hereby directed to) reduce the scope, duration, or territory of the applicable term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision; and this Agreement shall be enforceable as so modified so as to extend to the greatest duration, scope, territory and/or terms for the benefit of the Party seeking enforcement (as the case may be) as is so enforceable.
(d)    Each Party has carefully considered the nature and extent of the restrictions upon it and its Affiliates and the rights and remedies conferred upon each Party under this Section 6.10 and hereby acknowledges and agrees that the same are fair and reasonable in scope, duration and territory in order to protect and maintain the respective property interests of the Parties (including goodwill) and are fully required to protect the legitimate interests of the Parties.
6.11    Data Center.

(a)    For purposes of running the Business after the Closing independently, the Parties will cooperate to create and establish a standalone IT environment in compliance with the criteria set forth on Schedule 6.11(a) (the “Data Center”). The costs of creating and establishing such Data Center shall be born by the Seller.
(b)    The Business Employees who provide IT services to the Business and who will, in accordance with and subject to the terms and conditions of Section 6.6, transfer employment to the Buyer are set forth on Schedule 6.11(b).
(c)    On the date on which the performance criteria set forth on Schedule 6.11(c) are achieved (the “Data Center Acceptance Date”), the Seller shall assign to the Buyer, and the Buyer shall accept and assume the obligations with respect to the Data Center.
6.12    Local Market Agreements. Prior to the Closing, each of the Buyer and the Seller will negotiate in good faith with respect to, and use all commercially reasonable efforts to enter into, a Local Market Agreement substantially on the terms set forth on Exhibit D attached hereto with respect to the operation of the Business for each of the Subject Jurisdictions (each, a “Local Market Agreement”); provided, however, neither Party will be required to negotiate or enter into a Local Market Agreement for a Subject Jurisdiction if the Buyer notifies the Seller at any time prior to the Closing that the Buyer (a) with respect to a Probationary Jurisdiction, does not intend to acquire the Acquired Assets with respect to such Probationary Jurisdiction or (b) has established the appropriate corporate or other entity in such Subject Jurisdiction to acquire the Acquired Assets from the applicable Subject Selling Affiliate with respect to such Subject Jurisdiction.
6.13    Software License. Prior to the Closing, each of the Buyer and the Seller will negotiate in good faith with respect to, and use all commercially reasonable efforts to enter into, a Software License Agreement with respect to the Software set forth on Schedule 6.13 (“Licensed Software”) substantially on the terms set forth in this Section 6.13 (the “Software License Agreement”):
(a)    License Grant. The Seller will grant to the Buyer a perpetual, irrevocable worldwide, non-exclusive, fully paid-up, royalty-free, license to use, modify and create derivative works of the Licensed Software in source code and object code format to make, have made, use, import, sell, offer for sale or otherwise exploit, provide, distribute or dispose of (in each case, directly or indirectly) products of any kind, and to provide, use, offer to sell, or sell, (in each case directly or indirectly) services of any kind; provided, however, that such license will not permit the Buyer to make, have made, use, import, sell, offer for sale or otherwise exploit, provide, distribute or dispose of (in each case, directly or indirectly) the Licensed Software.
(b)    Sublicense Rights. The Buyer shall have the right to sublicense the Licensed Software to; (i) its Affiliates; (ii) its service providers in their provision of services to the Buyer or its Affiliates and (iii) in object code format only, its customers in conjunction with the sale or products or services.

(c)    Assignment Rights. The Buyer shall have the right to assign its rights to the Licensed Software to an Affiliate, in conjunction with a change in control, or to a subsequent acquirer of the Business; provided, however, that in each case, such assignee shall not be a Competitor. “Competitor” means the following material direct competitors of the Seller: Rexel, Wesco, Graybar, Sonepar and Houston Wire & Cable, and any successor in interest to any of the foregoing. The Seller may assign its rights and obligations under the Software License Agreement to any Person.
(d)    Support and Maintenance. The Software License Agreement shall not include any obligation on the Seller to provide future upgrades, enhancements, bug-fixes, new versions, maintenance or support with respect to the Licensed Software.
(e)    Improvements. As between the Seller and the Buyer, Improvements developed by or on behalf of the Buyer (other than by the Seller) will be owned by the Buyer.
(f)    Delivery. The Seller shall deliver the Licensed Software to the Buyer in source code format and object code format.
(g)    No Representations. The Licensed Software will be provided “AS IS” and without any warranty, express or implied.
6.14    Designation of Acquired Leases and Sublease Agreements. Notwithstanding anything in this Agreement to the contrary, prior to the Closing, the Seller will, in its sole discretion, determine which Business Leases will be an Acquired Lease or made subject to a Sublease Agreement, which determination will also include a determination of whether the Seller will provide security to the applicable landlord in connection with any such arrangement; provided, however, that the term of any Sublease Agreement will not be longer than the remainder of the current term (not taking into account any extensions) of the subject Business Lease; provided further that the Buyer will be responsible for any long-term lease restoration Liabilities with respect to the Business Leases arising from actions (including the operation of the Business in the ordinary course) taken by the Buyer or by the Seller, on behalf of the Buyer, from and after the Closing. The Seller will pay or reimburse the Buyer for all Incremental Lease Costs. Prior to the Closing, each of the Buyer and the Seller will negotiate in good faith with respect to, and use all commercially reasonable efforts to enter into, a Sublease Agreement with respect to each Subleased Real Property (and related Subleased Real Property Improvements) as designated by the Seller pursuant to this Section 6.14.
ARTICLE 7
CERTAIN TAX MATTERS
7.1    Apportionment; Transfer Taxes; and Cooperation.
(a)    All real, personal and intangible property Taxes and similar ad valorem obligations that are imposed on a periodic basis (“Property Taxes”) levied with respect to the Acquired Assets for a Straddle Period (collectively, the “Apportioned Obligations”)

shall be apportioned between the Seller and the Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. The Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and the Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.
(b)    All Transfer Taxes, if any, applicable to the Transactions shall be paid one-half by the Buyer and one-half by the Seller. Each Party shall use all reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions. The Buyer and the Seller shall cooperate in the preparation and filing of all Tax Returns that relate to Transfer Taxes.
(c)    The Seller, on the one hand, or the Buyer, on the other hand, as the case may be, shall provide reimbursement for any Apportioned Obligation or Transfer Tax payable or paid by one Party, all or a portion of which is the responsibility of the other Party or an Affiliate thereof in accordance with the terms of this Section 7.1. Not later than thirty (30) days prior to the payment of any such Apportioned Obligation or Transfer Tax, the Party paying such Apportioned Obligation or Transfer Tax shall give notice to the other Party of the Apportioned Obligation or Transfer Tax payable and the portion which is the liability of each Party, although failure to do so will not relieve the other Party from its liability hereunder.
(d)    The Seller and the Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes, or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes, in each case, relating to the Acquired Assets or the Business. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by Taxing Authorities. The Seller and the Buyer shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.1(d). Prior to transferring, destroying or discarding any such Books or Records, the Party in possession of such documents shall give the other Party reasonable written Notice and, if the other Party so requests, the Party in possession shall allow the other Party to take possession of such documents.
7.2    Purchase Price Allocation.
(a)    Schedule 7.2(a) sets forth the allocation percentages of the Preliminary Purchase Price, which will also be the allocation percentages of the Final Purchase Price, on a country-by-country basis.

(b)    Within ninety (90) Business Days after the determination of the Final Adjustment Value in accordance with the provisions of Section 3.3, the Seller shall provide to the Buyer an allocation of the Final Purchase Price among the Acquired Assets (the “Proposed Allocation”). The Proposed Allocation shall be prepared by the Seller in accordance with Section 1060 of the Code and shall be based on the allocation percentages set forth on Schedule 7.2(a).
(c)    The Buyer shall have thirty (30) days after receipt of the Proposed Allocation to notify the Seller in writing of any objections. If the Buyer does not object in writing during such thirty (30) day period, then the Proposed Allocation shall be final and binding on all parties. If the Buyer provides comments on such schedule during the thirty (30) days, then the Seller shall consider such comments in good faith. Thereafter, the Seller shall provide the Buyer with the final allocation schedule (the “Final Allocation Schedule”). Any subsequent allocation necessary as a result of an adjustment to the consideration to be paid herein shall be determined by the Seller in a manner consistent with the Final Allocation Schedule. Each of the Seller and its Selling Affiliates and the Buyer and its Buying Affiliates shall prepare and file, and cause their respective Affiliates to prepare and file, all Tax Returns on a basis consistent with the Final Allocation Schedule.
(d)    The Buyer and the Seller will promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this Section 7.2 and agree to consult with and keep each other informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.
ARTICLE 8
CONDITIONS TO THE OBLIGATIONS OF THE BUYER
The obligations of the Buyer to effect the Transactions shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by the Buyer:
8.1    Accuracy of Representations and Warranties; Compliance with Obligations.
(a)    (i) The representations and warranties of the Seller set forth in Sections 4.1 (Right; Power; Authority; Action) and 4.2 (Binding Agreements; Due Execution) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing, and (ii) the representations and warranties of the Seller set forth in Article 4 (other than those that are the subject of clause (i)) shall be true and correct in all respects (ignoring and disregarding all materiality and Material Adverse Effect qualifications set forth therein) at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing, except where such inaccuracy of a representation or warranty (individually or when aggregated with other such inaccuracies of representations or warranties) would not reasonably be expected to have a Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) or (ii), as applicable) only as of such date or period;
(b)    The Seller shall have performed (or caused to have been performed) in all material respects all covenants required of it by this Agreement at or prior to the Closing; and
(c)    The Seller shall have furnished the Buyer at the Closing with a certificate certifying the matters set forth in this Section 8.1.
8.2    Deliveries of the Seller. The Seller shall have delivered to the Buyer:
(a)    a duly executed counterpart of each Bill of Sale and Assignment and Assumption Agreement;
(b)    a duly executed counterpart of each Local Market Agreement required to be executed at Closing in accordance with Section 6.12;
(c)    a duly executed counterpart of the Software License Agreement;
(d)    a duly executed counterpart of each Sublease Agreement, duly acknowledged by the relevant landlord or superior lessee;
(e)    certificates of good standing with respect to the Seller and its Selling Affiliates as of a date not more than five Business Days prior to the Closing with respect to their respective jurisdictions of organization (to the extent good standing or an analogous concept is applicable in any such jurisdiction);
(f)    an audited, combined balance sheet of the Selling Group with respect to the Business for the fiscal year ended on January 1, 2013; and
(g)    a certificate from the Seller signed under penalties of perjury, dated as of the Closing Date, in form and in substance as required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that the Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code, and a properly completed and duly executed IRS Form W‑9 from the Seller (in each case, in a form reasonably satisfactory to the Buyer).
8.3    Consents.
(a)    (a)    The Seller shall have obtained consents to the assignment to the Buyer (or a Buyer Affiliate) of the agreements set forth on Schedule 8.3 (the “Required Consents”), in each case, in form and substance reasonably acceptable to the Buyer, and shall have made evidence thereof available to the Buyer, it being agreed and understood that verbal consent to such assignment expressed to a duly authorized officer of the Buyer (or a Buyer Affiliate) by a duly authorized representative of the counterparty to any such agreement shall satisfy the condition set forth in this Section 8.3(a) with respect to such agreement.
(b)    The Seller shall have obtained any and all approvals and consents required under the applicable Acquired Lease with respect to the assignment of the Acquired Leases to, or the continued use of the respective Acquired Lease Real Property by, the Buyer or the relevant Buyer Affiliate.
8.4    Resolutions. The Buyer shall have received from each member of the Selling Group and Anixter International Inc. copies of resolutions duly adopted by their respective quotaholders, boards of directors, boards of managers, managing members or other governing bodies (as applicable) authorizing and approving the execution, delivery and performance of this Agreement (and the other agreements, documents and instruments contemplated hereby) and the consummation of the Transactions together with a certificate of an appropriate officer stating that such resolutions are true and complete, have not been amended or revoked and remain in full force and effect as of the Closing. Such certificates shall also include customary incumbency provisions with respect to the officers of Anixter International Inc. and each member of the Selling Group.
8.5    No Contrary Proceedings.
(a)    None of the Parties shall be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement. If any such Order has been issued, each Party shall use reasonable best efforts to have any such order overturned or lifted.
(b)    No Proceeding shall be pending or threatened before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling, or charge could (i) prevent consummation of any of the Transactions, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.
(c)    No Law shall have been adopted or promulgated as of the Closing Date having the effect of making the Transactions illegal or otherwise prohibiting consummation of, or making void or voidable, the Transactions.
8.6    Expiration of Waiting Periods. The waiting period (including any extension thereof) applicable to the consummation of the Transactions under the HSR Act and any other applicable competition, merger control, antitrust or similar Law or regulation shall have expired or been terminated.
8.7    IT Closing Conditions. The performance criteria with respect to each of (a) a cloned IT system set forth on Schedule 8.7(a) (the “Cloned System Closing Condition”) and (b) a disaster recovery system set forth on Schedule 8.7(b) (the “Disaster Recovery Closing Condition”) shall have been satisfied.
ARTICLE 9

CONDITIONS TO THE OBLIGATIONS OF THE SELLER
The obligations of the Seller to effect the Transactions shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived in whole or in part in writing by the Seller:
9.1    Accuracy of Representations and Warranties and Compliance with Obligations.
(a)    (i) The representations and warranties of the Buyer set forth in Sections 5.1 (Right; Power; Authority; Action) and 5.2 (Binding Agreements; Due Execution) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing, and (ii) the representations and warranties of the Buyer set forth in Article 5 (other than those that are the subject of clause (i)) shall be true and correct in all respects (ignoring and disregarding all materiality and Material Adverse Effect qualifications set forth therein) at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing, except where such inaccuracy of a representation or warranty (individually or when aggregated with other such inaccuracies of representations or warranties) would not reasonably be expected to have a Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) or (ii), as applicable) only as of such date or period;
(b)    The Buyer shall have performed (or caused to have been performed) in all material respects all covenants required of it by this Agreement at or prior to the Closing;
(c)    The Buyer shall have furnished the Seller at the Closing with a certificate certifying the matters set forth in this Section 9.1.
9.2    Purchase Price; Closing Adjustment. At Closing, the Buyer shall have sufficient funds to pay the Preliminary Purchase Price to the Seller pursuant to Section 3.1 and, if applicable, the Closing Adjustment pursuant to Section 3.2(b).
9.3    Deliveries of the Buyer. The Buyer shall have delivered to the Seller:
(a)    a duly executed counterpart of each Bill of Sale and Assignment and Assumption Agreement;
(b)    a duly executed counterpart of each Local Market Agreement required to be executed at Closing in accordance with Section 6.12;
(c)    a duly executed counterpart of the Software License Agreement;
(d)    a duly executed counterpart of each Sublease Agreement;
(e)    certificates of good standing with respect to the Buyer and its Buying Affiliates as of a date not more than five Business Days prior to the Closing with respect to their respective jurisdictions of organization (to the extent good standing or an analogous concept is applicable in any such jurisdiction);
(f)    the Preliminary Purchase Price, as adjusted pursuant to Section 3.2(b), if applicable; and
(g)    an amount in cash, not to exceed $3,100,000, equal to the aggregate amount of capital expenditures spent or incurred by the Selling Group from January 2, 2015 through the Closing in connection with the capital expenditure program for the Wood Dale Facility, as set forth in a reasonably detailed invoice provided to the Buyer not later than three Business Days prior to the Closing Date and payable in immediately available funds to the account or accounts designated by the Seller not later than three Business Days prior to the Closing Date.
9.4    Consents. The Buyer shall have obtained any and all approvals, consents, permits and waivers necessary or appropriate from any Governmental Authority for consummation of the Transactions and shall have made all filings, notices or applications, required under applicable law, to any Governmental Authority.
9.5    Resolutions. The Seller shall have received from each of the Buyer and its Buying Affiliates copies of resolutions duly adopted by their respective boards of directors, boards of managers, managing members or other governing bodies (as applicable), authorizing and approving the execution, delivery and performance of this Agreement (and the other agreements, documents and instruments contemplated hereby) and the consummation of the Transactions together with a certificate of an appropriate officer stating that such resolutions are true and complete, have not been amended or revoked and remain in full force and effect as of the Closing. Such certificates shall also include customary incumbency provisions with respect to the officers of the Buyer and its Buying Affiliates.
9.6    No Contrary Proceedings.
(a)    None of the Parties shall be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the Transactions. If any such Order has been issued, each party shall use reasonable best efforts to have any such order overturned or lifted.
(b)    No Proceeding shall be pending or threatened before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling, or charge could (i) prevent consummation of any of the Transactions, or (ii) cause any of the Transactions to be rescinded following consummation.
(c)    No Law shall have been adopted or promulgated as of the Closing Date having the effect of making the Transactions illegal or otherwise prohibiting consummation of, or making void or voidable, the Transactions.

9.7    Expiration of Waiting Periods. The waiting period (including any extension thereof) applicable to the consummation of the Transactions under the HSR Act and any other applicable competition, merger control, antitrust or similar Law or regulation shall have expired or been terminated.
9.8    Settlement of UK HMH Plan. The Selling Group shall have commenced the process of settling the liabilities of the HMH Pension Scheme (the “UK HMH Plan”).
ARTICLE 10
INDEMNIFICATION
10.1    Indemnification Generally.
(a)    Indemnification by the Seller Subject to the provisions of this Article 10, after the Closing, the Seller shall defend, indemnify and hold harmless, the Buyer, its respective Affiliates and each of their respective officers, directors, employees, agents, advisers, representatives, investors, members, managers, shareholders, partners, successors and permitted assigns (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all Indemnifiable Losses (to the extent suffered by a Buyer Indemnitee, “Buyer Losses”) resulting from or arising out of:
(i)    any inaccuracy in any of the representations and warranties made by the Seller in Article 4 and the certificate delivered by the Seller pursuant to Section 8.1(c);
(ii)    the non-fulfillment or breach by the Seller of any covenant or agreement to be performed by it hereunder; and
(iii)    any and all Excluded Liabilities (other than any Liabilities for which the Buyer is obligated to indemnify the Seller pursuant to any other provision of this Agreement).
(b)    Indemnification by the Buyer. Subject to the provisions of this Article 10, after the Closing, the Buyer shall defend, indemnify and hold harmless the Seller, its Affiliates and their respective officers, directors, employees, agents, advisers, representatives, investors, members, managers, shareholders, partners, successors and permitted assigns (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Indemnifiable Losses (to the extent suffered by a Seller Indemnitee, “Seller Losses”) resulting from or arising out of:
(i)    any inaccuracy in any of the representations and warranties made by the Buyer in Article 5 and the certificate delivered by the Buyer pursuant to Section 9.1(c);
(ii)    the non-fulfillment or breach by the Buyer of any covenant or agreement to be performed by them hereunder; and

(iii)    any and all Assumed Liabilities (other than any Liabilities for which the Seller is obligated to indemnify the Buyer pursuant to any other provision of this Agreement).
10.2    Survival. All representations and warranties of the Parties contained in Articles 4 and 5 shall survive the Closing Date and shall remain in full force and effect until the 12-month anniversary of the Closing. All covenants of the Parties shall survive until performance in accordance with the terms thereof. Notwithstanding the foregoing to the contrary:
(a)    the Fundamental Representations shall survive the Closing without limitation as to duration;
(b)    the representations and warranties contained in Section 4.6 shall survive for sixty (60) days following the expiration of the applicable statute of limitations and shall thereafter terminate and be of no further force and effect; and
(c)    any survival of a Party’s representation and warranty shall be extended for so long as such representation and warranty is the subject of an indemnification claim hereunder (until such claim is finally determined in accordance with this Agreement).
For purposes of this Agreement,  the “Fundamental Representations” shall be the representations and warranties made in Sections 4.1, 4.2, 4.18, 5.1, 5.2 and 5.5.
10.3    Limitations. Notwithstanding anything to the contrary in this Agreement:
(a)    In no event shall an Indemnitee be permitted to make a claim for indemnification under Section 10.1(a) or Section 10.1(b) (as the case may be) unless such claim is first made pursuant to this Agreement on or prior to the expiration of the survival of the subject representation, warranty or covenant giving rise to such claim.
(b)    Neither the Seller nor the Buyer (as the case may be) shall have any obligation to indemnify the applicable Indemnitees from and against any Indemnifiable Losses arising from any claims under Sections 10.1(a)(i), Section 10.1(a)(ii) with respect to a breach of Section 6.7 or 10.1(b)(i) above (as the case may be) if, with respect to any individual Indemnifiable Loss item, such item is less than $25,000 (a “Minor Claim”).
(c)    Neither the Seller nor the Buyer (as the case may be) shall have any obligation to indemnify the applicable Indemnitees from and against any claims under Sections 10.1(a)(i), Section 10.1(a)(ii) with respect to a breach of Section 6.7 or 10.1(b)(i) above (as the case may be) until the aggregate amount of Indemnifiable Losses in respect of such claims (excluding Minor Claims) is greater than $4,000,000, (the “Threshold”), whereupon the applicable Indemnifying Parties shall pay (and be liable for) all such Indemnifiable Losses; provided, however, that the Threshold shall not apply to (i) any Buyer Losses in respect of: (A) a breach of any Fundamental Representation, (B) a breach of Section 4.6 or (C) any breach that is the result of fraud or intentional misrepresentation on the part of the Seller or (ii) any Seller Losses in respect of: (A) a breach of any Fundamental Representation or (B) any breach that is the result of fraud or intentional misrepresentation on the part of the Buyer or any Buying Affiliate.
(d)    Neither the Seller nor the Buyer (as the case may be) shall have any obligation to indemnify the applicable Indemnitees from and against any claims under Sections 10.1(a)(i), Section 10.1(a)(ii) with respect to a breach of Section 6.7 or 10.1(b)(i) once the aggregate amount of all payments made by or on behalf of the Seller or the Buyer (as applicable) in respect of such Party’s indemnification obligations pursuant to Section 10.1 (excluding Minor Claims) exceeds $6,000,000 (the “Base Cap”); provided, however, that the Base Cap shall not apply to (i) any Buyer Losses in respect of: (A) a breach of any Fundamental Representation, (B) a breach of Section 4.6 or (C) any breach that is the result of fraud or intentional misrepresentation on the part of the Seller or (ii) any Seller Losses in respect of: (A) a breach of any Fundamental Representation or (B) any breach that is the result of fraud or intentional misrepresentation on the part of the Buyer or any Buying Affiliate.
(e)    In no event shall Buyer Losses claimed by a Buyer Indemnitee as indemnifiable hereunder include any amounts that have already been factored as a dollar-for-dollar decrease in the calculation of the Final Purchase Price pursuant to Section 3.3 or have been recovered by the Buyer under the obligations of the Seller under any other provision of this Agreement or any other Transaction Document.
(f)    Any payment made in respect of Indemnifiable Losses pursuant to this Article 10 shall be net of any insurance proceeds and third-party indemnification payments actually realized by and paid to the Indemnitee or its Affiliates in respect of the subject claim (in each case, net of any costs, fees or expenses incurred by such Indemnitee or its Affiliate to procure such proceeds or such payment and the amount of any increased insurance premiums (and with respect to such premium increase, as demonstrated by evidence reasonably satisfactory to the Indemnifying Party), retentions or other costs related to or arising from any related claims or awards). Each Buyer Indemnitee shall use commercially reasonable efforts to pursue its insurance coverage(s) and policies in respect of any claim for which it is a Buyer Indemnitee under this Agreement. The Indemnifying Party shall have the right to be informed of all efforts to pursue such insurance coverage(s). Indemnitee shall provide the Indemnifying Parties with prompt written Notice of any receipt of such insurance proceeds realized in respect of claims for which payment of indemnity has previously been made, and shall make prompt delivery to the Indemnifying Party of such portion of the amount by which payment of indemnification would have been reduced pursuant to this Article 10 if such proceeds had been realized prior to the making of such payment of indemnification.
(g)    Except for remedies that cannot be waived as a matter of law, a claim for fraud in the inducement, and injunctive and provisional relief (including specific performance of this Agreement), this Article 10, and Article 6 shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any agreement, document, instrument, certification, Schedule or Exhibit delivered pursuant to this Agreement) from and after the Closing.
(h)    The Indemnitees and Indemnifying Parties shall cooperate with each other to resolve any claim or liability with respect to which an Indemnifying Party is obligated to indemnify an Indemnitee, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. For the avoidance of doubt, “commercially reasonable efforts to mitigate or resolve any such claim or liability” shall not (i) require an Indemnitee or Indemnifying Party to risk paying a settlement amount due to a “hammer” clause under such Indemnitee or Indemnifying Party’s applicable insurance policy or (ii) require any Party to take any action (or to forego from taking any action where such forbearance would result) in violation of the applicable insurance policy that applies to the subject claims or Liability. In the event an Indemnitee fails to so mitigate an Indemnifiable Loss, the Indemnifying Party shall have no Liability for any portion of such Indemnifiable Loss that reasonably could have been avoided had the Indemnitee made such efforts. Without limiting the generality of the foregoing, after an Indemnitee acquires knowledge of any fact or circumstance that results in or reasonably would be expected to result in an Indemnifiable Loss or a Third Party Claim for which the Indemnifying Party may have Liability to such Indemnitee, such Indemnitee shall notify the Indemnifying Party promptly and implement such reasonable actions as the Indemnifying Party shall request in writing for the purposes of mitigating the possible Indemnifiable Losses arising therefrom.
(i)    Notwithstanding anything to the contrary set forth in this Agreement, no Party shall be liable (whether an Indemnifiable Loss or otherwise) for any punitive, special or exemplary damages relating to any breach of representation, warranty or covenant contained in this Agreement or in any certificate delivered pursuant to this Agreement; provided, however, that, solely in respect of Indemnifiable Losses resulting from a Third Party Claim, if (x) a Buyer Indemnitee or a Seller Indemnitee (as the case may be) suffers an actual cash loss as a result of an award to a third party in a court, arbitration or regulatory proceeding with respect to a breach of a representation, warranty, or covenant under this Agreement and (y) such award includes such excluded damages, then the Indemnifiable Losses due the applicable Indemnitee shall include the amount of such award regardless of whether such award includes such excluded damages.
(j)    For purposes of determining the amount of Indemnifiable Losses incurred or suffered by an Indemnitee for purposes of this Article 10 (except in connection with any Buyer Loss arising from a breach or inaccuracy of a representation of the Seller set forth in Section 4.5), the amount of such Indemnifiable Losses will be determined without regard to any qualifications therein referencing the terms “materiality,” “Material Adverse Effect” or other terms of similar import or effect.
10.4    Indemnification Procedures.
(a)    In the case of any claim asserted by a Person other than a Party or an Affiliate of a Party (such claim, a “Third Party Claim”) after the Closing against either a

Seller Indemnitee or Buyer Indemnitee (each, an “Indemnitee”) for which indemnification is available under this Agreement, notice, including reasonable detail indicating the amount (estimated in good faith as necessary and to the extent feasible) of the loss that has been or may be suffered and copies of all documents and notices received by the Indemnitee relating to the subject claim, shall be given (the “Claim Notice”) by the Indemnitee to the Seller or the Buyer, as applicable, promptly after such Indemnitee has actual knowledge of any claim as to which indemnity may be sought, and the Indemnitee shall permit the Seller (when the Indemnitee is a Buyer Indemnitee) or the Buyer (when a Seller Indemnitee is the Indemnitee) (each, an “Indemnifying Party”) at the expense of the Seller (when the subject indemnification obligation is pursuant to Section 10.1(a) above) or the Buyer (when the subject indemnification obligation is pursuant to Section 10.1(b) above) to assume the defense of any claim or any litigation resulting therefrom; provided, however, that (i) the Indemnifying Party shall acknowledge that the Third Party Claim gives rise to an Indemnifiable Loss prior to assuming the defense of such Third Party Claim, (ii) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnitee, and the Indemnitee may participate in such defense at such Indemnitee’s expense with counsel reasonably satisfactory to the Indemnifying Party; and (iii) the failure of any Indemnitee to give Notice as provided herein shall not relieve any Party required under this Article 10 to provide indemnification of such Party’s indemnification obligations under this Agreement except to the extent that such failure results in a lack of actual notice to such Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give Notice. The Indemnifying Party shall have twenty (20) Business Days from receipt of the Claim Notice (the “Notice Period”) to notify the Indemnitee whether or not it elects to assume the defense of the Indemnitee against such claim or demand.
(b)    In the event that the Indemnifying Party notifies the Indemnitee within the Notice Period that the Indemnifying Party elects to defend the Indemnitee against a claim or litigation, the Indemnifying Party shall have the right to defend the Indemnitee by appropriate proceedings; provided, however, that, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnitee or any of its Affiliates or (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnitee or any of its Affiliates. In the event that the Indemnifying Party does not accept the defense of any matter for which indemnification is required, the Indemnitee shall have the full right to defend against any such claim or litigation, and shall be entitled to settle or agree to pay in full such claim or demand at the expense of the Indemnifying Party (but subject to the Threshold and Base Cap to the extent applicable); provided, however, that, in no event shall the Indemnitee consent to the entry of any judgment or enter into settlement without the written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. In any event, the Parties shall cooperate in the defense of any claim or litigation subject to this Article 10 and the Books and Records of each shall be available to the Parties with respect to such defense upon reasonable notice during normal business hours.
(c)    In the event that an Indemnitee has a claim against an Indemnifying Party that does not involve a claim or demand being asserted by a third party, the Indemnitee shall send a written Notice (including all relevant documents with respect to the subject claim) with respect to such claim to the applicable Indemnifying Party promptly following its discovery of the existence of the facts giving rise to such claim. The Indemnifying Party shall have twenty (20) Business Days from the date such Notice is received during which to notify the Indemnitee in writing of any objections it has to the Indemnitee’s Notice or claims for indemnification. If the Indemnifying Party does not deliver such written Notice of objection within such twenty (20) Business Day period, the Indemnifying Party shall be deemed to have accepted the claim. If the Indemnifying Party rejects the claim, then the Indemnitee shall have the right (but not the obligation) to pursue legal proceedings pursuant and subject to Sections 12.8 and 12.14.
(d)    Any payments due under this Article 10 shall be made by the applicable Indemnifying Parties by wire transfer of immediately available funds promptly following receipt of demand by the Indemnitee.
(e)    With respect to any Tax Claim, to the extent of any conflict between the provisions of this Article 10 and the provisions of Article 7, the provisions of Article 7 shall control.
10.5    Adjustment to the Purchase Price. All indemnification payments made pursuant to Article 7 and/or this Article 10 will be treated as an adjustment to the Purchase Price unless otherwise required by applicable Law.
ARTICLE 11
TERMINATION OF AGREEMENT
11.1    Right to Terminate. Notwithstanding any other provision of this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:
(a)    by the mutual written consent of the Buyer and the Seller;
(b)    by the Buyer or the Seller, upon written Notice to the other Party, if the Transactions have not been consummated on or prior to 2:00 pm, New York time, on August 11, 2015 or such later date, if any, as the Buyer and the Seller may agree in writing (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any Party whose breach, or whose Affiliate’s breach, of any provision of this Agreement results in or causes the failure of the Transactions to be consummated by such time;

(c)    by the Buyer or the Seller, upon written Notice to the other Party, if there shall be an Order permanently enjoining or otherwise prohibiting the consummation of the Transactions, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to any Party whose breach, or whose Affiliate’s breach, of any provision of this Agreement results in or causes such Order;
(d)    by the Seller, if (i) the Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 9.1 would not be satisfied or (ii) there exists a breach of any representation or warranty of the Buyer contained in this Agreement such that the closing condition set forth in Section 9.1 would not be satisfied, and in the case of both clauses (i) and (ii) above, such breach or failure to perform is not waived by the Seller or cured within thirty (30) days after receipt of written Notice thereof or is incapable of being cured by the Buyer on or prior to the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(d) shall not be available to the Seller if the Seller is in breach of any provision of this Agreement, and such breach is not waived by the Buyer or cured in accordance with the terms of this Agreement, such that a closing condition set forth in Article 8 would not be satisfied; and
(e)    by the Buyer, if (i) the Seller has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 8.1 would not be satisfied or (ii) there exists a breach of any representation or warranty of the Seller contained in this Agreement such that the closing condition set forth in Section 8.1 would not be satisfied, and in the case of both clauses (i) and (ii) above, such breach or failure to perform is not waived by the Buyer or cured within thirty (30) days after receipt of written Notice thereof or is incapable of being cured by the Seller on or prior to the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(e) shall not be available to the Buyer if the Buyer is in breach of any provision of this Agreement, and such breach is not waived by the Seller or cured in accordance with the terms of this Agreement, such that a closing condition set forth in Article 9 would not be satisfied.
11.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.1, (a) this Agreement shall forthwith become void and have no further force and effect, except for the provisions of Section 11.3 and Article 12, and (b) there shall be no liability under this Agreement on the part of the Buyer (except as set forth in Section 11.3 or the Seller or any of their respective officers or directors, and all rights and obligations of each Party shall cease; provided, however, that nothing herein shall relieve any party from liability for fraud or any willful breach hereof; provided further that if this Agreement is terminated prior to the Closing, then the Seller will not have any liability for any breaches of any representations, warranties or covenants hereunder; provided further, that the obligations of the parties under the Confidentiality Agreement shall continue in full force and effect. The Parties agree not to bring any lawsuit, action or claim against any other Party inconsistent with the foregoing provisions of this Section 11.2.

11.3    Termination Fee.
(a)    In the event that this Agreement is terminated pursuant to Section 11.1(d), then the Buyer shall pay within five (5) Business Days following such termination, by wire transfer of same day funds to an account designated by the Seller, an amount equal to $26,600,000 (the “Termination Fee”).
(b)    Each Party confirms that each event or circumstance giving rise to the obligation to pay the Termination Fee would cause significant damage to the Selling Group and their respective Affiliates that would be inherently difficult to quantify and prove, and that the Termination Fee provided for hereunder is intended to provide fair compensation in response to that damage, is not intended to be punitive, and is reasonable in amount in relation to the circumstances under which it would become payable.
11.4    Deferred French Closing Termination. To the extent the Irrevocable Offer is accepted by the French Selling Affiliate, the “Outside Date” for purposes of Section 11.1(b) as applied to the Deferred French Closing shall be August 11, 2015. If this Agreement is terminated in accordance with this Article 11 with respect to the Deferred French Closing, the Seller shall repay to the Buyer the portion of the Preliminary Purchase Price allocated to the French Assets as set forth in Schedule 7.2(a).
ARTICLE 12
MISCELLANEOUS PROVISIONS
12.1    Public Announcements. Prior to and after the Closing Date, no Party (or affiliate thereof) will issue a press release or announcement concerning this Agreement and the Transactions without the prior written consent of the Seller and the Buyer, except as required by applicable Law or the applicable rules or regulations of any governmental body, securities exchange or self-regulatory organization.
12.2    Notices. All notices, requests, demands and other communications (“Notices”) provided for by this Agreement shall be in writing (pursuant to the applicable information for Notices set forth below) and shall be deemed to have been duly given by the sender and received by the recipient (a) when delivered personally, (b) one (1) Business Day after having been sent by facsimile, email, or similar electronic means with receipt confirmed (in each case, with written hard copy sent to the recipient by regular mail), or by overnight courier service (next Business Day delivery) against receipt, or (b) four (4) Business Days after having been sent within the continental United States by first-class certified mail, return receipt requested, postage prepaid. The Parties’ information for Notices is as follows:

(a)	Notices to the Seller shall be sent to:

Anixter Inc. 2301 Patriot Boulevard Glenview, Illinois 60026 Attn: Justin C. Choi General Counsel Fax: (224) 521-8557 Email: justin.choi@anixter.com

With copy (that shall not constitute Notice to the Seller) to:

Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 Attn: Richard W. Astle E. Anna Ha Fax: (312) 853-7036 (713) 496-7799 Email: rastle@sidley.com anna.ha@sidley.com

Notices to the Buyer shall be sent to:

AIP/Fasteners, LLC c/o American Industrial Partners 330 Madison Avenue 28th Floor New York, NY 10017 Attn: Paul J. Bamatter Fax: (212) 627-2372 Email: Paul@americanindustrial.com

With a copy (that shall not constitute Notice to the Buyer) to:

Baker Botts L.L.P. 1299 Pennsylvania Avenue NW Washington, DC 20004 Attn: Terrance L. Bessey Fax: (202) 585-1067 Email: terrance.bessey@bakerbotts.com

12.3    Rights Confined to Parties. Except as provided in Section 6.2(b), Section 6.6(a)(iii), Section 6.6(e), Section 6.6(g)(iii), Section 6.6(h)(v), Section 6.6(j), Article 10 and this

Article 12 nothing expressed or implied herein is intended or shall be construed to confer upon or give to any Person, other than the Parties, and their successors and assigns as permitted hereunder, any right, remedy or claim (whether legal or equitable) under, with respect to, or by reason of this Agreement or of any term, covenant or condition hereto, and all the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Parties and their successors and assigns as permitted hereunder. The Lenders shall be third party beneficiaries of, and entitled to enforce, Sections 12.3, 12.8 (last two sentences), 12.9, 12.11, 12.17 or 12.18 and none of such sections shall be amended without their prior written consent.
12.4    Entire Agreement. This Agreement, the Transaction Documents, the Disclosure Schedules, the Confidentiality Agreement and the other documents to be executed hereunder, constitute the entire understanding between the Parties with respect to the subject matter hereof and supersede any and all prior agreements between the Parties (including all letters of intent) with respect to the subject matter hereof.
12.5    Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and assigns, but is not assignable by any Party without the prior written consent of the Seller and the Buyer; provided, however, that the Buyer may assign this Agreement to any of its sources of Debt Financing as collateral security without the prior written consent of the Seller; provided, further that no such assignment shall relieve such assigning party of its obligations hereunder.
12.6    Severability. If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement. In the event any provision of this Agreement is held invalid or unenforceable, the Parties shall attempt to agree on a valid or enforceable provision that shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement.
12.7    Effect of Headings. The Article, Section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.
12.8    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with and enforced under the laws of the State of Delaware applicable to agreements to be made and to be performed entirely in that State. Each of the Parties to this Agreement hereby expressly waives any right it may have or acquire, now or in the future, to demand or seek the application of a governing law other than the laws of the State of Delaware. Subject to any binding determinations by the Accounting Firm provided for in this Agreement and Section 12.14 below, each of the Parties to this Agreement hereby consents to the jurisdiction of any federal court located in the Northern District of Illinois and any state court located within Cook County, Illinois and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement shall be exclusively litigated in such courts. Each of the Parties to this Agreement accepts for each of itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and hereby expressly waives any right they may have or acquire, now or in the future, to submit disputes hereunder to any other court or forum by reason of their current or future domiciles, the location of their assets, their seat of management or otherwise, and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any final, non-appealable judgment rendered thereby in connection with this Agreement. Notwithstanding anything to the contrary in this Agreement, each party to this Agreement hereby agrees that the Debt Financing and the performance thereof by the Lenders shall be governed by the laws of the State of New York without giving effect to any conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of New York. In addition each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to the Debt Financing or the transactions or contemplated thereby, exclusively in the United States District Court for the Southern District of New York or any New York State court located in the Borough of Manhattan in New York City.
12.9    Amendments. This Agreement may not be amended except by an instrument in writing signed by the Seller and the Buyer. No supplement, alteration or modification of this Agreement will be binding unless executed in writing by the Parties. To the extent any amendment, modification or supplement to Sections 12.3, 12.8 (last two sentences), 12.9, 12.11, 12.17 or 12.18 is sought which is adverse to the rights of a Lender, the prior consent of the Lenders shall be required before such amendment, modification or supplement is rendered effective.
12.10    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
12.11    Waivers. At any time prior to the Closing, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other Party or (b) waive compliance with any of the agreements of any other Party or with any conditions to its own obligations. Any agreement on the part of a Party hereto to any such extension or waiver will be valid if set forth in an instrument in writing signed on behalf of both the Seller and the Buyer. The consummation of the Transactions will not be deemed a waiver of the right any Party may have hereunder with respect to any other Party’s representations, warranties, covenants or agreements contained in or related to this Agreement being incorrect, untrue or breached. To the extent any waiver to 12.3, 12.8 (last two sentences), 12.9, 12.11, 12.17 or 12.18 is sought which is adverse to the rights of a Lender, the prior consent of the Lenders shall be required before such waiver is rendered effective.
12.12    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed will be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by electronic transmission of a .pdf or other electronic file shall be as effective as delivery of a manually signed counterpart of this Agreement.
12.13    Costs. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions (including the fees and expenses of financial advisors, accountants and legal counsel): (a) if incurred by the Buyer or any of its Buying Affiliates, will be paid by the Buyer, and (b) if incurred by the Seller or any of its Selling Affiliates, will be paid by the Seller prior to the Closing Date or fully accrued as of such date; provided, however, that (x) the Buyer and the Seller will each pay one-half of any and all filing fees payable in connection with any required antitrust or competition filings and (y) except as otherwise expressly provided herein, the Buyer will pay or reimburse the Seller for one-half of any one-time costs, fees or expenses incurred by the Seller or any of its Selling Affiliates in connection with the consummation of the Transaction (excluding (i) the fees and expenses of financial advisors, accountants and legal counsel, (ii) all costs associated with the return to the Seller or any of its Selling Affiliates of Accounts Receivable by ARC (as such term is defined in Schedule 1.1(f), and (iii) payments to Business Employees); provided further that the Buyer’s Liability for such one-time costs, fees or expenses shall not exceed $1 million.
12.14    Agreement to Negotiate and Mediate. In the event a dispute arises under this Agreement, any demands, claims or controversies arising out of or relating to this Agreement or the breach thereof shall be settled by attempting a voluntary settlement first through negotiations, and then non-binding mediation before resorting to the filing of a lawsuit. The Parties shall promptly attempt to resolve any dispute by negotiations between the Buyer and the Seller. Either of the Buyer and the Seller may give the other Party written Notice of any dispute not resolved in the normal course of business. Representatives of the Seller (who shall include the Seller’s General Counsel, Chief Financial Officer, or Vice-President/Treasurer) and the Buyer shall meet at a mutually acceptable time and place within thirty (30) days after delivery of such Notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If a Party intends to be accompanied at a meeting by legal counsel, the other Party shall be given at least ten (10) Business Days prior Notice of such intention and may also be accompanied by legal counsel. If the dispute has not been resolved by these Persons within sixty (60) days of the disputing Party’s Notice, or if the Parties fail to meet within such thirty (30) day period, either the Buyer or the Seller may initiate non-binding mediation by filing a written demand for mediation with the other. The Seller shall select a mediator to mediate in accordance with the provisions of this Section 12.14 (“Mediator”) reasonably acceptable to the Buyer. The cost of the Mediator shall be borne equally by the Buyer (on the one hand) and the Seller (on the other hand). The Parties covenant that they shall participate in the mediation in good faith. The Mediator will be disqualified as a witness, consultant or expert for any Party. The Mediator will treat the offers, promises, conduct and statements made in the course of the non-binding mediation (including pre-mediation and post-mediation submissions to the Mediator) as confidential and will refrain from disclosing such information except to the Parties.
12.15    Specific Performance. The Parties hereto acknowledge and agree that the Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any nonperformance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity (including monetary damages), such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking. The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy.

12.16    Disclosure Schedules. Except with respect to any Disclosed Additional Matter, which is governed by Section 6.7, the disclosure of any matter in any section or subsection of the Disclosure Schedules shall be deemed to be a disclosure under the Disclosure Schedules for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent. The mere inclusion of any item in any section or subsection of any of the Disclosure Schedules, as an exception to any representation or warranty or otherwise shall not be deemed to constitute an admission by any of the Parties, as applicable, or to otherwise imply, that any such item has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purposes of this Agreement, that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement or that such item represents a determination that the Transactions require the consent of any third party. The sections or subsections of each Disclosure Schedule are arranged in sections corresponding to the numbered and lettered sections and subsections of this Agreement. Matters disclosed in any section or subsection of any of the Disclosure Schedules are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder. To the extent cross-references are set forth in any section or subsection of any of the Disclosure Schedules, such cross-references are intended solely for convenience and are by no means intended as a statement of limitation as to where disclosure is relevant or appropriate, and any information set forth in one section or subsection of such disclosure schedule shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance could reasonably be expected to be pertinent. The reference to any Contract or other documents or materials in any section or subsection of any of the Disclosure Schedules shall be deemed to incorporate by reference, for all purposes set forth in this Section 12.16 and the remainder of this Agreement, all terms and conditions of, and schedules and annexes to, such Contract or other document to the extent made available, prior to the date of this Agreement, to the Buyer and its representatives or the Seller and its representatives, as applicable. Headings inserted in the sections or subsections of any of the Disclosure Schedules are for convenience of reference only and shall to no extent have the effect of amending or changing the express terms of the Sections or subsections as set forth in this Agreement.
12.17    No Recourse; Waiver of Claims. Notwithstanding anything herein to the contrary, the Selling Group and each of its Affiliates hereby waives any rights or claims against any Lender in connection with this Agreement, the Debt Financing or the Debt Commitment Letter, whether at law or equity, in contract, in tort or otherwise, and the Selling Group and each of its Affiliates agrees not to commence a proceeding against any Lender in connection with this Agreement or the transactions contemplated hereunder (including any proceeding relating to the Debt Financing or the Debt Commitment Letters). In furtherance and not in limitation of the foregoing waiver, it is agreed that no Lender shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to the Selling Group or any Affiliate of the Selling Group in connection with this Agreement, the Debt Financing or the Transactions. Nothing in this Section 12.17 shall in any way (a) expand the circumstances in which the Buyer may be liable under this Agreement or as a result of the Transactions (including as a result of the Debt Financing) or (b) limit or qualify the obligations and liabilities of the parties to the Debt Commitment Letter or the definitive financing agreements to each other thereunder or in connection therewith. The Seller Group shall not cause or permit any of their Affiliates to take any action or position inconsistent with the provisions of this Section 12.17.
12.18    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY LENDER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION HEREWITH (INCLUDING THE DEBT FINANCING), OR THE ADMINISTRATION THEREOF, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN (INCLUDING THE DEBT FINANCING). NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE AGAINST A LENDER BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENT. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.18.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written:

ANIXTER INC.

By:	/s/ Theodore A. Dosch
Name: Theodore A. Dosch
Title: Executive Vice President - Finance

AIP/FASTENERS LLC

By:	/s/ Joel Rotroff
Name: Joel Rotroff
Title: Vice President

[Signature Page to Anixter – AIP Asset Purchase Agreement]